                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM SB-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                       (Amendment No. _________________)

                                 ALPHACOM, INC.
--------------------------------------------------------------------------------
              (Exact name of small business issuer in its charter)

         Nevada                                 7372                                34-1868605
----------------------------------------------------------------------------------------------------------
(State or jurisdiction of           (Primary Standard Industrial       (I.R.S. Employer Identification No.)
incorporation or organization)      Classification Code Number)

            1035 Rosemary Boulevard, Akron, Ohio 44306 (330) 785-5555

--------------------------------------------------------------------------------
         (Address and telephone number of principal executive offices)

                   1035 ROSEMARY BOULEVARD, AKRON, OHIO 44306

--------------------------------------------------------------------------------
     (Address of principal place of business or intended principal place of business)

    ROBERT SNYDER, 1035 ROSEMARY BOULEVARD, AKRON, OHIO 44306 (330) 785-5555

--------------------------------------------------------------------------------
           (Name, Address and telephone nunber of agent for service)
                                   COPIES TO:

  Miles Garnett, Esq., 66 Wayne Avenue, Atlantic Beach, NY 11509 (516) 371-4598

Approximate date of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, Check the following box. [x]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_______________________________

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]______________________________________________________

If this form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]______________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]


                         CALCULATION OF REGISTRATION FEE


-----------------------------------------------------------------------------------------------------
    Common Stock       $26,600,000.00          $5.00          $26,600,000.00           $7,394.80
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
   Title of each         Dollar            Proposed maximum     Proposed maximum      Amount of
class of securities      amount to be       offering price    aggregate offering   registration fee
 to be registered        registered            per unit           price

Note: Specific details relating to the fee calculation shall be furnished in notes to the table, including references to provisions of Rule 457 (Section
230.457 of this chapter) relied upon, if the basis of the calculation is not otherwise evident from the information presented in the table. If the filing fee is calculated pursuant to Rule 457(o) under the Securities Act, only the title of the class of securities to be registered, the proposed maximum aggregate offering price for that class of securities and the amount of registration fee need to appear in the Calculation of Registration Fee table. Any difference between the dollar amount of securities registered for such offerings and the dollar amount of securities sold may be carried forward on a future registration statement pursuant to Rule 429 under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS


[LOGO]ALPHACOM
      Tomorrow's Communications . . . Today!


                                 ALPHACOM, INC.
                        5,320,000 SHARES OF COMMON STOCK

                  THE PURCHASE PRICE FOR OUR SHARES IS $5.00.

We are selling 5,000,000 shares of Common Stock ("Shares"), which have a par value of $.001 per share (the "Common Stock"). We are a Nevada corporation. Several of our founding shareholders are selling an additional 320,000 shares concurrently, which represents 6% of the shares being offered. We and the selling shareholders have fixed the price of all the shares made in this offering at $5.00 each. All of the shares of common stock which we are offering will be sold by us on a "best efforts" basis. We also plan to have Broker/Dealers participate and sell on a "best efforts" basis. The Broker/Dealers will receive a commission on their sales. See "Description of Securities."

Prior to this offering (the "Offering"), there has been no public market for the Shares and there can be no assurance that such a market will develop. The offering price for the common stock has been arbitrarily determined by us. We anticipate that the Shares will be quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ) Small Capitalization Market ("Nasdaq") under the symbols "ACOM". The minimum subscription is 100 Shares and the maximum subscription is 10,000 Shares. The Offering will begin on the date of this Prospectus and continue until all of the Shares offered hereby or such earlier date as we may close or terminate the Offering. There is no required minimum number of Shares to be sold in the Offering. This Prospectus may be used by us or by any broker-dealer who may participate in sales of the shares.

THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 7.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                  PER SHARE
-----------------------------------------------------------
Public offering price ........................   $   5.00
Underwriting discounts and commissions(1) ....   $    .40

Proceeds, before expenses, to AlphaCom, Inc(2)   $   4.60

1. The Offering is being made directly by us on a "Best Efforts" basis through our directors, officers and employees who shall serve without compensation. However, we intend to engage registered broker/dealers in the sale of its securities to assist us in this Offering for which we will pay brokerage commissions not to exceed eight (8) percent on such sales. The net total proceeds due to us from this Offering will be retained by us before any of the remaining proceeds are distributed to selling stockholders.

2. After deducting commissions but before deducting expenses payable by us, estimated at $350,000, but no expenses are payable by the selling stockholders.

                            -----------------------
              THE DATE OF THIS PROSPECTUS IS            , 1999

THIS OFFERING INVOLVES SUBSTANTIAL RISKS (SEE "RISK FACTORS") AND SHOULD BE CONSIDERED ONLY BY PERSONS ABLE TO BEAR THE ECONOMIC RISK OF THE INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. NO ESCROW ACCOUNT, TRUST OR OTHER SIMILAR ARRANGEMENT HAS BEEN ESTABLISHED AND INVESTORS' FUNDS ARE TO BE PAID DIRECTLY TO US. AT THE TIME OF SUBSCRIBING, AN INVESTOR WILL NOT BE ABLE TO ASCERTAIN HOW MANY SHARES WILL BE PURCHASED BY OTHER INVESTORS.


                                 [LOGO]ALPHACOM
                                       Tomorrow's Communications . . . Today!



                               TABLE OF CONTENTS

Our Company ............................................................    5
Summary ................................................................    5
Risk Factors ...........................................................    7
Management Discussion of Analysis of Condition and Results of Operations   15
Year 2000 Readiness Disclosure .........................................   15
Use of Proceeds ........................................................   17
Capitalization .........................................................   18
Dilution................................................................   18
Business................................................................   20
Selling Securityholders ................................................   28
Principal Shareholders .................................................   28
Management .............................................................   29
Certain Transactions ...................................................   32
Description of Securities ..............................................   33
Shares Eligible for Future Sale ........................................   33
Available Information ..................................................   34
Dividend Policy ........................................................   35
Stock Transfer Agent ...................................................   35
Experts ................................................................   35
Legal Matters ..........................................................   36
Index to Financial Statements ..........................................   F1

         This information sets forth certain provisions of this Prospectus, is intended only for quick reference, and is not intended to be complete. This Prospectus describes in detail the numerous aspects of the transaction which are material to investors, including those summarized below, and the accompanying financial statements and assumptions referred to herein should be read in their entirety by prospective investors. The following summary is, therefore, qualified in its entirety by reference to the full text of this Prospectus.

                                  OUR COMPANY

         Our company, AlphaCom, Inc., is an innovator in communication technology. It was incorporated on December 1, 1997 under the laws of the State of Nevada. We specialize in inventive and superior approaches to wireline and wireless internet connections. Our commitment has been to find and develop effective solutions regarding the so-called "bandwidth problems". Our solutions to solving these problems are two pronged; (1) development of original proprietary and patented technology that "piggybacks" added channels in the unused bandwidth portion that accompanies existing telephone and radio channels and (2) a unique method of providing compression software to increase throughput to the end user.

                                    SUMMARY

         We are selling 5,000,000 shares of Common Stock ("Shares"), which have a par value of $.001 per share (the "Common Stock"). We are a Nevada corporation. Several of our founding shareholders are selling an additional 320,000 shares concurrently, which represents 6% of the shares being offered. We and the selling shareholders have fixed the price of all the shares made in this offering at $5.00 each.

         The Company markets a variety of wireless Internet products and services including its wireless modem and wireless Internet access service initially utilizing Cellular Digital Packet Data (CDPD) within specific regions throughout The United States and Canada that presently offer CDPD technology. The CDPD System overlays the cellular voice network to provide a wireless extension of existing packet data networks. It provides secure wireless packet data connectivity (19.2 kilobits/sec) and is based on Industry Standard Internet Protocol (IP).

         We are currently leasing an office facility of 8,000 square feet on a year to year basis for $3,100.00 per month for administration, technical support, and customer service. Our offices are located at 1035 Rosemary Boulevard, Akron, Ohio 44306, and the telephone number is (330) 785-5555. The facilities are adequate for our current needs and suitable additional space, should it be needed, is expected to be available to accommodate expansion of our operations on commercially reasonable terms. Information contained on our World Wide Web site at http://www.networkalpha.com does not constitute a part of this prospectus.

         Unless otherwise indicated, the information in this prospectus, irrespective of the date referenced, assumes that there is no exercise of outstanding options or warrants to purchase additional shares.

                                 THE OFFERING

COMMON STOCK OFFERED
FOR SALE HEREBY               Up to a maximum of 5,000,000 shares of Common
                              Stock by us and 320,000 shares of common stock by several of our founding stockholders.

OFFERING PRICE                $5.00 per share of Common Stock. The Shares are
                              being sold on a "best efforts" basis and the Company has the right to immediately utilize the funds received from investors.

TERMS OF THE OFFERING         There is no minimum offering. Accordingly, as
                              shares are sold we will use the money raised for our activities. The offering will remain open until July 31, 2000, unless we decide to terminate the selling efforts prior to this date. The minimum subscription is 100 Shares and the maximum subscription is 10,000 Shares.

                                                 COMMON       PREFERRED
AUTHORIZED AND                                    STOCK         STOCK
OUTSTANDING                                       -----      ---- -----
SHARES OF         Authorized:                   60,000,000       none
STOCK             Outstanding:
                         Prior to Offering:     12,139,354       none
                         After Offering*:       17,139,354       none

*Assuming the maximum amount of the Offering has been subscribed.

PLAN OF DISTRIBUTION          There is no minimum amount which must be raised in
                              the offering. All of the shares of common stock which we are offering will be sold by us on a "best efforts" basis. We also plan to have Broker/Dealers participate and sell on a "best efforts" basis. The Broker/Dealers will receive a commission on their sales. None have been retained as of this date.

USE OF PROCEEDS               Assuming that the entire offering will be sold
                              then up to the first $350,000 that we raise will be used to pay the expenses of the offering. If a lesser amount is sold this sum will be in proportion to the amount sold. The funds raised in excess of that amount will be used for repayment of debt; to complete R & D projects; and to augment working capital. See "Use of Proceeds."
                              There is no minimum offering or escrow of shareowners' funds. See "Plan of Distribution."

                                  RISK FACTORS

         The securities offered hereby are highly speculative and involve substantial risks. Prospective investors should carefully consider the following risk factors before making an investment decision.

WE HAVE A LIMITED OPERATING HISTORY AND A HISTORY OF LOSSES AND EXPECTATIONS OF FUTURE LOSSES, SO THAT THERE IS AN UNCERTAINTY OF PROFITABILITY.

         The Company was formed in December 1997, and therefore has only a limited operating history upon which an evaluation of its prospects can be made. Such prospects must be considered in light of the substantial risk, expenses and difficulties encountered by new entrants into the Internet services industry. We have incurred net losses from inception through April 30, 1999, and therefore has accumulated an earnings deficit, as well as negative working capital. We expect to continue to incur net losses as we continue to expend substantial resources on sales, marketing and administration, and the development of our products. We do not anticipate operating net income until the end of fiscal year 1999. In addition, we currently intend to increase our capital expenditures and operating expenses in order to expand our network to support additional expected subscribers in existing and future markets and to market and provide services to a growing number of potential subscribers. There can be no assurance that we will achieve or sustain profitability or positive cash flow from our operations.

WE ARE FOLLOWING AN UNPROVEN BUSINESS MODEL.

         In addition, it is difficult for us to predict whether our pricing model will prove to be viable, whether demand for our services will materialize at the prices we expect to charge or whether current or future pricing levels will be sustainable. If such pricing levels are not achieved or sustained or if our services do not achieve or sustain broad market acceptance, our business, operating results and financial condition will be materially adversely affected. Our ability to generate future revenues will be dependent on a number of factors, many of which are beyond our control, including, among others things, the risk factors described herein. Because of the foregoing factors, among others, we are unable to forecast our revenues with any degree of accuracy.

WE EXPECT TO HAVE COMPETITION SOME OF WHICH MIGHT BE SUBSTANTIAL.

         We operate and compete in several markets including the Internet Services, Wireless, Telecommunications and Network Marketing markets. These markets are extremely competitive and highly fragmented. There are no substantial barriers to entry, and we expect competition in this market to intensify in the future. Our current and prospective competitors include many larger companies that have substantially greater financial, technical, marketing and other resources than us. We compete (or in the future expect to compete) directly or indirectly with the following categories of companies: (1) national and regional Internet service providers ("ISP's"); (2) established online service providers ("OSP's"); (3) computer software and technology companies; (4) national telecommunications companies; (5) regional Bell operating companies ("RBOC's"); (6) cable operators; (7) wireless internet service providers; (8) cellular operators; and (9) other network marketing companies. Many of these competitors are offering (or may soon offer) technologies that will attempt to compete with some or all of our products and services.

         Many of our competitors and potential competitors have substantially larger subscriber bases, longer operating histories, greater name recognition and more established relationships with application providers than us. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing internet services than us. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures faced by us will not materially adversely affect our business, operating results or financial condition. Further, as a stra-tegic response to changes in the competitive environment, we may make certain pricing, service or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on our business, operating results or financial condition. See "Business-Competition."

WE EXPECT TO HAVE FUTURE ADDITIONAL CAPITAL REQUIREMENTS.

         Our capital requirements depend on numerous factors, including the rate of market acceptance of our products and services, our ability to maintain and expand our customer base, the rate of expansion of our network infrastructure, the level of resources required to expand our market and Distributor organization, information systems and research and development activities, the pricing and timing of acquisitions, the availability of hardware and software provided by third party venders and other factors. The timing and amount of such capital requirements cannot be accurately predicted. If capital requirements vary materially from those currently planned, or if we are unable to sell the entire amount of the Offering, we may require additional financing sooner than anticipated. We have no commitments for any additional financing, and there can be no assurance that any such commitments can be obtained on favorable terms, if at all.

         Any additional equity financing may be dilutive to our shareholders, and debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters. If we are unable to obtain additional financing as needed, we may be required to reduce the scope of our operations or our anticipated expansion, which could have a material adverse effect on our business, operating results and financial condition.

WE ARE USING THE "BEST EFFORTS" METHOD OF SELLING THE OFFERING WITHOUT MAKING ANY ARRANGEMENTS FOR ESCROW OF THE PROCEEDS.

         The Shares will be offered and sold on a best efforts basis. There is no minimum-offering amount that is required to be sold before we may use the proceeds of the Offering. Funds tendered by prospective purchasers will not be placed in escrow, but will be available for use by us immediately upon acceptance, for the purposes and in the amounts as estimated in the table under "Use of Proceeds." Lack of an escrow arrangement could cause some risk to the initial investors in the event that insufficient capital is raised in the Offering.

WE ARE DEPENDENT ON TELECOMMUNICATIONS CARRIERS AND OTHER SUPPLIERS.

         We rely on local telcos and other commpanies to provide data communications capacity via local telecommunications lines and leased long distance lines, along with flat rate and unlimited Internet access. We are subject to potential disruptions in these telecommunications services and may have no means of replacing these services, on a timely basis or at all, in the event of such disruption. Any such disruptions could have a material adverse effect on our business, operating results and financial condition.

         In addition, we are dependent on certain third-party suppliers including Uniden for wireless modems and Pegasus Data Systems, Inc. ("Pegasus") for VMSK and VMSK/2 hardware and software components. Certain components used by us in providing our network services are currently acquired from limited sources for national Internet access such as IDT. We also depend on third-party software vendors including Microsoft Corporation ("Microsoft") to provide us with much of our Internet software. Failure of our suppliers to provide components and products in the quantities, at the quality levels or at the time required by us, or an inability by us to develop alternative sources of supply if required, could materially adversely affect our ability to effectively support our customer base in a timely manner and increase our costs of expansion.

         Our suppliers and telecommunications carriers also sell or lease services and products to our competitors, and some of these carriers are, and in the future others may become, competitors of ours. There can be no assurance that our suppliers and telecommunications carriers will not enter into exclusive arrangements with our competitors or otherwise stop selling or leasing their services or products to us, which events could have a material adverse effect on our business, operating results and financial condition.

WE ARE DEPENDENT ON CONTINUED GROWTH IN USE OF THE INTERNET.

         Market acceptance of our services is substantially dependent upon the adoption of the Internet for commerce, entertainment and communications. As is typical in the case of an emerging industry characterized by rapidly changing technology, evolving industry standards and frequent new product and service introductions, demand for and market acceptance of recently introduced Internet products and services are subject to a high level of uncertainty. In addition, critical issues concerning the commercial use of the Internet remain unresolved and may affect the growth of Internet use, especially in the business and consumer markets targeted by us. Despite growing interest in the commercial possibilities for the Internet, many businesses and consumers have been deterred from purchasing Internet access services for a number of reasons, including inconsistent quality of service, lack of availability of a cost-effective, high-speed wireless service, a limited number of local access points for corporate users, inability to integrate business applications on the Internet, the need to deal with multiple and frequently incompatible vendors, inadequate protections of the confidentiality of stored data and information moving across the Internet and a lack of tools to simplify Internet access and use. The adoption of the Internet for commerce and communications, particularly by those individuals and enterprises that have historically relied upon alternative means of commerce and communication, generally requires understanding and acceptance of a new way of conducting business and exchanging information. In particular, enterprises that have already invested substantial resources in other means of conducting commerce and exchanging information, or in relationships with other ISPs, may be reluctant and slow to adopt a new strategy that may make their existing personnel, infrastructure and ISP relationship obsolete. If the market fails to develop, develops more slowly than expected or market competition increases, our business, operating results and financial condition may be materially adversely affected.

THERE ARE RISKS OF TECHNOLOGICAL CHANGES OCCURING WHICH WOULD AFFECT OUR
BUSINESS.

         The markets for consumer and business Internet access services and online contents are characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The emerging nature of these products and services and their rapid evolution will require that we continually improve the performance, features and reliability of our network, Internet contents and consumer and business services, particularly in response to competitive offerings. There can be no assurance that we will be successful in responding quickly, cost effectively and sufficiently to these developments. There may be a time-limited market opportunity for our wireless VMSK and VMSK/2, technology-based consumer and business Internet services, and there can be no assurance that we will be successful in achieving widespread acceptance of our services before competitors offer products and services with speed and performance similar to or greater than our current offerings. In addition, the widespread adoption of new Internet or telecommuting technologies or standards, wireless and VMSK/VPSK based or otherwise, could require substantial expenditures by us to modify or adapt our network products and services, which could have a material adverse effect on our business, operating results and financial condition. In addition, new Internet or telecommuting services or enhancements offered by us or our suppliers may contain design flaws or other defects that could have a material adverse effect on our business, operating results and financial condition.

THERE ARE CONSIDERABLE RISKS IN RELYING ON AND RELATING TO OUR ACQUISITION STRATEGY.

         We expect to continue our strategy of acquiring new technologies in our target markets, including acquisitions which could be material in size and scope. We believe that our future growth depends, in part, upon the success of this strategy. Although we are actively pursuing acquisition targets, there can be no assurance that we will successfully identify and acquire on favorable terms. We may in the future face increased competition for acquisition opportunities, which may inhibit our ability to consummate suitable acquisitions and increase the costs of completing acquisitions. No assurance can be given that any acquisition by us will occur, and that if an acquisition does occur, that it will be successful in enhancing our business.

         Acquisitions involve a number of special risks and factors, including the diversion of management's attention, the assimilation of the operations and personnel of the acquired companies, the potential disruption of our ongoing business, the inability of management to maximize the financial and our strategic position by the successful incorporation of acquired technologies and rights into our service offerings, the maintenance of uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of changes in management. There is no assurance that we will be successful in overcoming these risks or any other problems encountered in connection with such acquisitions.

         In addition, if we were to proceed with one or more significant acquisitions in which the consideration consists of cash, a substantial portion of our available cash (including proceeds of this Offering) could be used to consummate the acquisitions. If we were to consummate one or more significant acquisitions in which the consideration consists of stock, our shareholders could experience significant dilution of their interests in us. Many business acquisitions must be accounted for as a purchase. Most of the businesses that may become attractive acquisition candidates for us are likely to have significant goodwill and intangible assets, and acquisition of these businesses, if accounted for as a purchase, would typically result in substantial amortization charges to us. If we consummate additional acquisitions in the future that must be accounted for as purchases, such acquisitions would likely increase our amortization expenses and the length of time over which they are reported.

WE DEPEND ON KEY PERSONNEL TO RUN OUR BUSINESS.

         We are highly dependent on the technical and managerial skills of our key employees, including technical, sales, marketing information systems, financial and executive personnel, and on our ability to identify, hire and retain additional personnel. Competition for key personnel, particularly persons having technical expertise, is intense, and there can be no assurance that we will be able to retain existing personnel or to identify or hire additional personnel. In particular, we are highly dependent on the continued services of our senior management team, which currently is composed of Bob Snyder, Joseph Lechiara, Dennis Snyder and Barry Gilliand. We do not maintain key man life insurance on any of our employees. Members of senior management do not have employment agreements with us and, therefore may voluntarily terminate their employment at any time. However, we do have non-competition agreements with all members of senior management and key employees. Our inability to attract, hire or retain the necessary technical, sales, marketing, information systems, financial and executive personnel, or the loss of the services of any member of our senior management team, could have a material adverse effect on our business, operating results and financial condition.

WE ARE SEVERELY IMPACTED BY ANY CHANGES OR UNUSUAL ENFORCEMENT GOVERNMENT REGULATIONS.

         We provide Internet services, in part, through data transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for wire line communications. We are not currently subject to direct regulation by the Federal Communications Commission (the "FCC") or any other governmental agency, other than regulations applicable to businesses generally. However, in the future we could become subject to regulation by the FCC or another regulatory agency as a provider of basic telecommunications services. For example, a number of long distance telephone carriers recently filed a petition with the FCC seeking a declaration that Internet telephone service is a "telecommunications service" subject to common carrier regulation. Such a declaration, if enacted, would create substantial barriers to our entry into the Internet telephone market. The FCC has requested comments on this petition, but has not set a deadline for issuing a final decision. Also, a number of local telephone companies have asked the

FCC to levy access charges on "enhanced service providers," which may be deemed to include ISPs. Although the outgoing Chairman of the FCC has indicated his opposition to levying service charges against ISPs, local interconnection charges could be levied in the future. Moreover, the public service commissions of certain states are exploring the adoption of regulations that might subject ISPs to state regulation.

         The recently enacted Telecommunications Act of 1996 (the "Telecommunications Act") contains certain provisions that lift, or establish procedures for lifting, certain restrictions relating to the RBOCs' ability to engage directly in the Internet access business. The Telecommunications Act also makes it easier for national long distance carriers such as AT&T to offer local telephone service and allows RBOCs to provide electronic publishing of information and databases. Competition from these companies could have a material adverse effect on us.

         Radio communications are subject to extensive regulation by the United States and foreign laws and international treaties. In order for us to operate in a jurisdiction, it must obtain regulatory approval for our systems and comply with different regulations in each jurisdiction. The delays inherent in this governmental approval process may cause the cancellation, postponement or rescheduling of the installation of communications systems by our customers, which in turn may have a material adverse effect on the sale of systems by us to such customers. The failure to comply with current or future regulations or changes in the interpretation of existing regulations could result in the suspension or cessation of operations. Such regulations or such interpretation could require us to modify our radio systems and incur substantial costs to comply with such timeconsuming regulations and changes. In addition, we are also affected to the extent that domestic and international authorities regulate the allocation and auction of the radio frequency spectrum. Equipment to support new services can be marketed only if permitted by suitable frequency allocations, auctions and regulations, and the process of establishing new regulations is complex and lengthy. Failure by the regulatory authorities to allocate suitable frequency spectrum could have a material adverse effect on our business, financial condition and results of operations. The regulatory environment in which we operate is subject to significant change. Regulatory changes, which are affected by political, economic and technical factors, could significantly impact our operations by restricting development efforts by us and our customers, making current systems obsolete or increasing the opportunity for additional competition. Any such regulatory changes could have a material adverse effect on our business, financial condition and results of operations. We might deem it necessary or advisable to modify our systems to operate in compliance with such regulations. Such modifications could be extremely expensive and time consuming.

WE MAY INCUR LIABILITY FOR INFORMATION RETRIEVED AND REPLICATED FROM OTHER SOURCES THEN OUR OWN.

         Because materials will be downloaded and redistributed by subscribers and cached or replicated by us in connection with our offering of our services, there is a potential that claims may be made against us under both United States and foreign law for defamation, negligence, copyright or trademark infringement, or other theories based on the nature and content of such materials. Such types of claims have been brought, and sometimes successfully pressed, against OSPs in the past. In particular, copyright and trademark laws are evolving both domestically and internationally, and there is uncertainty concerning how broadly the rights afforded under these laws will be applied to online environments. It is impossible for us to determine who all the potential rights holders may be with respect to all materials available through our services. In addition, a number of third party owners of patents have claimed to hold patents that cover various forms of online transactions or online technology. As with other OSPs, patent claims could be asserted against us based upon our services or technologies.

WE HAVE POTENTIAL LIABILITY FOR INDECENT CONTENT APPEARING ON ANY WEBSITE HOSTED BY US.

         The law relating to liability of ISPs and OSPs for information carried on or disseminated through theft networks is currently unsettled. A number of lawsuits have sought to impose such liability for defamatory speech and indecent materials. A recent federal statute seeks to impose such liability, in some circumstances, for transmission of obscene or indecent materials. In one case, a court has held that an OSP could be found liable for defamatory matter provided through our service, on the ground that the service provider exercised active editorial control over postings to our service. Other courts have held that ISPs and OSPs may, under certain circumstances, be subject to damages for copying or distributing copyrighted materials. The Telecommunications Act prohibits and imposes criminal penalties and civil liability for using an interactive computer service for transmitting indecent or obscene communications. A number of states have adopted or are currently considering similar legislation. The anti-indecency provisions of the Telecommunications Act have been declared unconstitutional by the United States District Courts for the Eastern District of Pennsylvania and the Southern District of New York which have issued preliminary injunctions against their enforcement. Although the United States Supreme Court has upheld these decisions, its holding leaves open the possibility of the passage of federal or state laws which are narrower in scope but may still impose upon ISPs or OSPs potential liability for materials carried on or disseminated through their systems could require us to implement measures to reduce our exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain product or service offerings.

THERE IS A RISK THAT THE COMPUTER SYSTEMS THAT WE USE MAY FAIL AT SOME TIME OR OTHER.

         Our success largely depends on the efficient and uninterrupted operation of our computer and communications hardware systems and the Internet. As we expand our operations and data traffic grows, there will be increased stress placed upon hardware and traffic management systems. There can be no assurance that we will not experience system failures. Any system failure that causes interruptions in our operations could have a material adverse effect on our business, results of operations and financial condition. In addition, our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins and similar events. We do not presently have redundant systems or a formal disaster recovery plan and do not carry business interruption or property and casualty insurance to compensate it for losses that may occur.

THERE IS A RISK THAT WE MAY HAVE A LIABILITY THAT IS NOT COVERED BY INSURANCE.

         Although we carry general liability insurance, our insurance may not cover certain potential claims or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, operating results and financial condition.

ALTHOUGH WE ARE CAREFUL, THERE MAY BE SECURITY RISKS TO OUR PROPRIETARY INFORMATION AND DATA.

         Despite the implementation of security measures, our networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. ISPs and OSPs have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Unauthorized access could also potentially jeopardize the security of confidential information stored in our computer systems and those of our subscribers, which may result in our liability to our subscribers and also may deter potential subscribers. Although we intend to continue to implement industry standard security measures, such measures have been circumvented in the past, and there can be no assurance that measures implemented by us will not be circumvented in the future. Moreover, we have no control over the security measures of local wireless operators who offer the InSat Wireless (TM) technology. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our subscribers, which could have a material adverse effect on our business, operating results and financial conditions.

OUR SUCCESS DEPENDS SUBSTANTIALLY UPON THE PROTECTION OF OUR PROPRIETARY INFORMATION.

         Our success will depend, in part, on our ability to preserve our trade secrets and other proprietary property, including our rights in any technology licenses upon which any of our products are based, and to operate without infringing the patent or other proprietary rights of others. Our inability to preserve such property or operate without infringing on such rights would have a material adverse effect on our business, results of operations and financial condition.

IT IS POSSIBLE THAT OUR FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE.

         This Offering Prospectus contains certain forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. We have relied, in part, on management's experience in forming its judgments with respect to future developments in the Internet. When used in this document, the words `anticipate', `believe', `estimate' and `expect' and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. There can be no assurance that the projected results will occur, that these judgments or assumptions will prove correct, that unforeseen developments will not occur or that our assumptions concerning future developments will not change prior to any further financing transactions, including any public offering of our securities.

WE HAVE NOT PAID ANY DIVIDENDS AND IN THE FORESEEABLE FUTURE WE EXPECT THAT THERE WILL BE A LACK OF DIVIDENDS.

         To date, we have not paid any dividends. We are not currently restricted from paying cash dividends. We presently plan to reinvest earnings in order to finance the expansion and development of our business, and it is therefore unlikely that any cash dividends will be declared in the foreseeable future.

EVEN AFTER THE OFFERING IS SOLD, CONTROL WILL BE MAINTAINED BY THE CURRENT STOCKHOLDERS.

         Subject to the limitations of Nevada corporate law, current management will have control of us through its aggregate stock ownership and will have the right to perpetuate their status as officers and directors and therefore conduct our business and affairs.

WE HAVE USED OUR OWN ATTORNEY TO DRAW ALL THE DOCUMENTS WITH RESPECT TO THIS OFFERING AND NO SEPARATE INVESTORS' COUNSEL WAS RETAINED BY US.

         We have not retained any independent professionals to review or comment on this Offering or otherwise protect the interest of the investors hereunder. Although we have retained our own counsel, neither such firm nor any other firm has made, on behalf of the investors, any independent examination of any factual matters represented by management herein, and purchasers of the shares should not rely on the firm so retained with respect to any matters herein described.

THERE IS NO UNDERWRITER FOR THIS OFFERING AND WE ARE RELYING ON BEST EFFORTS OF OURSELVES AND POSSIBLE BROKER/DEALERS.

There is no underwriter for this Offering, therefore, offerees will not have the benefit of an underwriter's due diligence efforts which would typically include the underwriter to be involved in the preparation of disclosure and the pricing of the Common Stock offered hereby among other matters. As we have never engaged in the public sale of our Common Stock, we have no experience in the underwriting of any such offering. Accordingly, there is no prior experience from which inves-tors may judge our ability to consummate this Offering. In addition, the Common Stock is being offered on a "best efforts" basis. Accordingly, there can be no assurances as to the number of shares of Common Stock that may be sold or the amount of capital that may be raised pursuant to this Offering.

WE HAVE A POTENTIAL FOR POSSIBLE DELISTING OF SECURITIES FROM THE NASDAQ SYSTEM AND THERE ARE RISKS RELATING TO LOW-PRICED STOCKS WHICH MAY AFFECT US.

         It is currently anticipated that our Common Stock will be eligible for listing on Nasdaq upon the completion of this offering. In order to continue to be listed on Nasdaq, however, we must maintain $2,000,000 in total assets, a $200,000 market value of the public float and $1,000,000 in total capital and surplus. In addition, continued inclusion requires two market makers and a minimum bid price of $4.00 per share; provided, however, that if we fall below such minimum bid price, it will remain eligible for continued inclusion on Nasdaq if the market value of the public float is at least $1,000,000 and we have $2,000,000 in capital and surplus. Nasdaq has recently proposed new maintenance criteria which, if implemented, would eliminate the foregoing exception to the minimum bid price requirement and require, among other things, $2,000,000 in net tangible assets, $1,000,000 market value of the public float and adherence to certain corporate governance provisions. The failure to meet these maintenance criteria in the future may result in the delisting of our securities from Nasdaq, and trading, if any, in our securities would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our securities. In addition, if the Common Stock were to become delisted from trading on Nasdaq and the trading price of the Common Stock were to fall below $5.00 per share on the date our securities were delisted, trading in such securities would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of such securities and the ability of purchasers in this offering to sell their securities in the secondary market. Disclosure is also required to be made about commissions payable to both the Broker/Dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         The foregoing penny stock restrictions will not apply to our securities if such securities are listed on the NASDAQ National Market System or are otherwise listed on the regional NASDAQ System and have certain price and buying information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. If we are successful in raising at least $4 million, now, or at some time in the future, our securities would qualify for the exemptions from the penny stock restrictions. Otherwise we will remain subject to Section 15(b)(6) of the Exchange Act governing these penny stock restrictions. If our securities were subject to the existing rules on penny stocks, the market liquidity for our securities could be adversely affected.

               MANAGEMENT DISCUSSION OF ANALYSIS OF CONDITION AND
                             RESULTS OF OPERATIONS

         We have experienced substantial changes to, and expansion of, our business and operations since we began our operations in January, 1998. We expect to continue to expand our business and user base, which will require us to increase our personnel, develop software, purchase equipment and license content, which will result in increasing expenses.

CASH REQUIREMENTS
-----------------

         In order to finance necessary working capital, fund research and development projects and retire existing debt, it is the intent of our Management to raise net proceeds of $23,000,000 from this SB-2 public offering. In addition net income including sale of foreign licenses is projected to be $2,057,000 during the next twelve months. The following source and application of funds summarizes cash requirements and funding thereof:

                                                                INCREASE IN
                                       SOURCE    APPLICATION   WORKING CAPITAL
Net proceeds from SB-2 offering     $22,650,000                  $ 22,650,000
Net Income from Operations            2,057,000                     2,057,000
Retire existing debt                             $ 2,000,000       -2,000,000
Research and Development costs                     3,000,000       -3,000,000
Reduction in Accounts Payable                        500,000        - 500,000
Increase in Inventory                                155,000        - 155,000
                                    -----------------------------------------
INCREASE IN WORKING CAPITAL         $24,707,000  $ 5,655,000     $ 19,052,000

RESEARCH AND DEVELOPMENT
------------------------

         Completion of NU software is scheduled for mid-June. Enhancements to the NU consisting of voice/video is scheduled to be marketable within six months. Costs to complete these projects are estimated at $250,000.

         In connection with the VMSK project (application of expansion platforms), cost to complete is estimated at $2,750,000.

NEED FOR ADDITIONAL PERSONNEL
-----------------------------

         Since our Sales, Marketing and Distribution System in North America is MLM, the projected growth of distribution (independent Contractors) requires no additional costs to us. However, it is anticipated that the number of employees will triple during the next twelve months, even with our outsourcing many tasks.

                         YEAR 2000 READINESS DISCLOSURE

YEAR 2000 COMPLIANCE. The Year 2000 issue involves the potential for system and processing failures of date-related data resulting from computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that contain time-sensitive software may recognize a date using two digits of "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar ordinary business activities.

OUR STATE OF READINESS

         We have defined Year 2000 compliance as follows:


         Information technology time and date data processes, including, but not limited to, calculating, comparing and sequencing data from, into and between the 20th and 21st centuries contained in our software and services offered through the U.S., will function accurately, continuously and without degradation in performance and without requiring intervention or modification in any manner that will or could adversely affect the performance of such products or the delivery of such software and services as applicable at any time.

         Our internal systems include both information technology systems and non-information technology systems. We have initiated an assessment of our proprietary information technology systems, and expect to complete any remediation and testing of all information technology systems during 1999. With respect to information technology systems provided by third-party vendors, we have sought assurances from such vendors that their technology is Year 2000 compliant. All of our material information technology system vendors have replied to inquiry letters sent by us stating that they either are Year 2000 compliant or expect to be so in a timely manner.

         We believe that our internal software and hardware systems will function properly with respect to dates in the Year 2000 and thereafter. Nonetheless, there can be no assurance in this regard until such systems are operational in the Year 2000. We are in the process of contacting all of our significant suppliers to determine the extent to which our interface systems are vulnerable to those third parties' failure to make their own systems Year 2000 compliant. Additionally, any Year 2000 problems experienced by our advertising customers could affect the placement of advertisements on our online services. Accordingly, to the extent the systems of our suppliers and advertising customers are not fully Year 2000 compliant, there can be no assurance that potential system interruptions or the cost necessary to update software will not have a material adverse affect on our business, results of operation or financial condition.

         We are evaluating our non-information technology systems for Year 2000 compliance. We have not, to date, discovered any material Year 2000 issues with respect to our non-information technology systems.

         We are in the process of contacting our material suppliers whose products or services are sold through us to determine if they are Year 2000 compliant. To date, all such suppliers have stated that they are, or expect to be, Year 2000 compliant in a timely manner. Our customers are individual Internet users, and, therefore, we do not have any individual customers who are material to an evaluation of Year 2000 compliance issues.

THE COSTS TO ADDRESS YEAR 2000 ISSUES

         We have expensed amounts incurred in connection with Year 2000 compliance since its formation through December 31, 1998. Such amounts have not been material. The additional costs to make any other software or services Year 2000 compliant by mid-1999 will be expensed as incurred, but are not expected to be material.

         We are not currently aware of any material operational issues or costs associated with preparing our systems for the Year 2000. Nonetheless, we may experience material unexpected costs caused by undetected errors or defects in the technology used in our systems or because of the failure of a material supplier to be Year 2000 compliant.

RISKS ASSOCIATED WITH YEAR 2000 ISSUES

         Notwithstanding our Year 2000 compliance efforts, the failure of a material system or vendor used in our software and service, or the Internet generally, to be Year 2000 compliant could harm the operation of our software and services or prevent us from generating advertising or commerce sales through our software, or have other unforeseen, adverse consequences to us.

         Finally, we are also subject to external Year 2000-related failures or disruptions that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failures and related service interruptions. Moreover, participating vendors in our services might experience substantial slow-downs in business if consumers avoid products and services such as air travel both before and after January 1, 2000 arising from concerns about reliability and safety because of the Year 2000 issue. All of these factors could have a material adverse effect on our business, financial condition and results of operations.

CONTINGENCY PLANS

         We are engaged in an ongoing Year 2000 assessment and the development of contingency plans. The results of our Year 2000 simulation testing and the responses received from third-party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans. We have identified our worst-case scenario as the interruption of our business resulting from Year 2000 failure of the electric company or our Internet service providers to provide services. We have not yet completed our worst-case scenario contingency plan. Without a worst-case scenario contingency plan we may not have enough time to complete remedial measures and implement contingency planning for the worst-case scenario. We do plan to complete our contingency plan in accordance with our compliance plan and under the guidance of our consultants in the third quarter of 1999.


                                USE OF PROCEEDS

         We are seeking a new investment through this offering to reduce debt and expand our current operations. Our success is entirely dependent on our ability to sell the shares in this offering. None of the items listed below can be fully completed unless we raise a minimum of $5,750,000 from this offering. We may not be able to raise all or part of the funds we need to operate our business. If we are unable to raise these funds we will not remain as a viable going concern and investors may lose their entire investment. If we receive net proceeds in an amount less than $5,750,000, our business operations will be curtailed to an extent not presently determinable by management.

         The maximum net proceeds from this offering may be as high as $22,650,000 if all of the shares offered are sold through broker-dealers. If we are unable to sell all of the shares offered, the net proceeds would be lower.

         In the table below, we have detailed the minimum amount of capital required for us to operate our business as currently planned. In addition, we have outlined the manner in which we intend to use the funds raised, assuming that we sell all of the shares offered. The net proceeds we would receive from the sale of all of the 5,320,000 shares of our Common Stock offered by this prospectus are estimated to be approximately $22,650,000 if sold through broker/dealers. For lesser percentages of shares sold see the table following. The table also shows how we will use the proceeds of the Offering.

                        MINIMUM AMOUNT      MAXIMUM AMOUNT
                         REQUIRED           OF NET PROCEEDS
                         -----------   ---------------

Company Proceeds from
the Offering              $ 5,750,000        $23,000,000
Less: Offering Expenses       184,000            350,000
                          -----------        -----------

Net Proceeds from
Offering                  $ 5,566,000        $22,650,000
                          -----------        -----------

Use of Net Proceeds:
Retire existing debt      $ 2,000,000        $ 2,000,000
R&D Projects                3,000,000          3,000,000
General working capital       566,000         17,650,000
                          -----------        -----------
Total Use of Net
Proceeds                  $ 5,566,000        $22,650,000
                          ===========        ===========

         The specific amounts to be allocated for these purposes will be in the discretion of Management. We reserve the right to alter this stated use of proceeds depending on business conditions.

         To the extent the net proceeds of the Offering are not utilized immediately, they will be invested in short-term certificates of deposit, interest bearing deposits, short-term obligations of the United States of America or prime commercial paper.


                                 CAPITALIZATION

         This table represents the capitalization of the Company as of April 30, 1999 as adjusted to give effect to this offering.

                                                                   Shares         Shares
                                                                   100% sold      50% sold
                                                     ACTUAL        ADJUSTED      ADJUSTED
-------------------------------------------------------------------------------------------

Stockholders Equity
   Common Stock, $.001 par value
     Authorized- 60,000,000 Shares
     Issued and Outstanding - 12,139,354 Shares
     Actual Shares As Adjusted - 17,139,354         $   12,139    $    17,139   $    14,639
Additional Paid in Capital                          $  800,317    $20,995,317   $ 8,497,817
Deficit Accumulated during the development stage   ($2,427,731)   ($2,427,731)  ($2,427,731)
                                                   -----------    -----------    ----------
TOTAL STOCKHOLDERS EQUITY                          ($1,615,275)   $18,584,725    $5,787,725
                                                   ===========    ===========    ==========


                                    DILUTION

         We were initially capitalized by the sale of Common Stock to our founders. The following table sets forth the difference between our founders and purchasers of the shares in this Offering with respect to the number of Shares purchased from us, the total consideration paid and the average price per share paid.

The table below assumes 50% of the Shares offered hereby are sold.

                      Shares Issued             Total Consideration      Average Price
                      -------------             -------------------      -------------
                      Number Percent               Amount Percent        Per Share
                      --------------               --------------        ---------
Founder          12,139,354          83%         $812,455         6%       $0.07
New Investors     2,500,000          17%      $12,500,000        94%       $5.00
       Total     14,639,354         100%      $13,312,455       100%       $0.91


The table below assumes all of the Shares offered hereby are sold.

                      Shares Issued             Total Consideration      Average Price
                      -------------             -------------------      -------------
                      Number Percent               Amount Percent        Per Share
                      --------------               --------------        ---------
Founder          12,139,354          71%      $   812,455         3%       $0.07
New Investors     5,000,000          29%      $25,000,000        97%       $5.00
       Total(1)  17,139,354         100%      $25,812,455       100%       $1.51

         In March of 1999, we made a commitment to a group of individuals to issue up to 700,000 shares offered herein at a discount of 80%. The effect of this commitment is reflected in the above tables.

         As of April 30, 1999, the net tangible book value of our Common Stock was ($2,168,623) or ($.18) per share based on the 12,139,354 shares of Common Stock outstanding. "Net tangible book value" per share represents the amount of total tangible assets less total liabilities, divided by the number of shares. After giving effect to the sale by us of 5,000,000 shares of Common Stock at an Offering price of $5.00 per share and after deducting estimated expenses and underwriting discounts, our proforma net tangible book value as of that date would be $20,881,377 or $1.22 per share, based on the 17,139,354 shares of Common Stock to be outstanding at that time. This represents an immediate dilution (i.e. the difference between the offering price per share of Common Stock and the net tangible book value per share of Common Stock after the offering) of $3.78 per share to the new investors who purchase shares in the offering ("New Investors"), as illustrated in the following table (amounts are expressed on a per share basis):

(1) Calculations concerning Dilution are based on an assumption of the Offering being fully subscribed.

The following table represents the dilution per share based on the percentage sold of the total amount of shares being offered.

                                                50%          75%        100%
                                                ---          ---        ----
Offering price ........................      $   5.00    $   5.00    $   5.00
Net tangible book value before offering     ($   0.18)  ($   0.18)  ($   0.18)
Increase attributable to the Offering .      $   0.70    $   1.05    $   1.40
                                             --------    --------    --------
Net tangible book value
after giving effect to the Offering ...      $   0.52    $   0.87    $   1.22
                                             --------    --------    --------
Per share Dilution to new investors ...      $   4.48    $   4.13    $   3.78

         We do not intend to pay any cash dividends with respect to our Common Stock in the foreseeable future. We intend to retain any earnings for use in the operation of our business. Our Board of Directors will determine dividend policy in the future based upon, among other things, our results of operations, financial condition, contractual restrictions and other factors deemed relevant at the time. We intend to retain appropriate levels of our earnings, if any, to support our business activities.

                                    BUSINESS

THE COMPANY

         We were incorporated on December 1, 1997 in the State of Nevada. Prior to that time, Mr. Robert Snyder worked out of his basement developing the concept and potential solutions encountered by those surfing the World Wide Web. On July 1, 1998 we purchased certain limited assets of Alpha Beta
Communications, including its distributor base.

         We are providing and will continue to introduce and market new and innovative hi-tech products and services in the rapidly expanding multi-billion dollar Internet, Telecommunications and related industries to individual consumers, small and large businesses, governments and institutions, both nationally and internationally.

PRODUCTS AND SERVICES

         InSat Wireless(TM): We utilize Cellular Digital Packet Data (CDPD) within specific regions throughout The United States and Canada that presently offer CDPD technology. The CDPD System overlays the cellular voice network to provide a wireless extension of existing packet data networks. It provides secure wireless packet data connectivity (19.2 kilobits/sec) and is based on Industry Standard Internet Protocol (IP). Although CDPD pricing varies from carrier to carrier, we will offer a monthly flat rate service. We will take advantage of our lead in the marketplace with this pricing plan and offer "one stop shopping" for all peripherals and enhancements using CDPD and applicable hardware and software.

         GSI-V: Keeping with the wireless market, we became a Value Added Reseller (VAR) for Technology Guardian, Inc. (NASDAQ OTCBB: TEGI). TEGI provides an asymmetrical (dial-up outbound), high speed satellite Internet solution for up to 250 simultaneous users or sessions at up to 500 KBPS downloads called GSI-V. To date, we have limited sales of the GSI-V, but have interest from financial brokerage firms, schools, and international sales in Canada and the Bahamas.

         Wireline Internet Access and Network Utility(NU): We market a traditional dial-up Internet service or wireline service. Moreover, we expect to increase the average throughput rate by up to 50 times using our NU software, currently in Beta testing.

         Se-mailT(TM): The most recent product we currently market and sell through our Distributors is the privately labeled Se-mail(TM). Se-mail(TM) was designed by C.View Technologies, Inc., a privately held corporation in California. With Se-mail(TM) one can now see and hear the sending mail party in full motion. With the proliferation of improper use of the Internet, Se-mail(TM) may become an attractive email alternative, especially when conveying sensitive material. The "Software Only" version of the Se-mail(TM) software is perhaps the only system available permitting a "TV quality" up to 30 frames per second. The laptop version of the Se-mail(TM) system permits similar portable video capacity.

         International (Exclusive) Licensing: We plan to sell international (exclusive) licensing privileges to other companies to expand its network worldwide. Currently, we are in negotiation with various parties in connection with licensing in other countries including nine countries in Central America, Israel and Turkey. We are negotiating with various parties for distribution of our products and services in other countries. License fees are determined on a country by country basis. In addition, licensee will pay us an ongoing monthly royalty fee on a per subscriber basis. Other products and services will be offered on a case by case basis including the anticipated Expressway 2000(TM) FM wireless modem.

PRODUCT DEVELOPMENT PLAN

         We will continue to market our wireless modems with its low flat rates in certain areas and incorporate the NU compression with Very Minimum-Shift-Keying or Variable-Phase-Shift-Key (VMSK/VPSK) technology to increase their throughput through our Joint Venture with American Millennium Corporation, Inc. (NASDAQ OTCBB: AMCI). AMCI's proprietary VMSK/VPSK technology is projected to increase both the up-link and throughput speed well above 30 bps/Hz. After successful beta testing, we will institute a build-out plan for VMSK/VPSK with the end result being an infrastructure that will offer seamless service throughout North America and to key locations around the world. To facilitate the implementation of the VMSK/VPSK technology, we are in the process of developing a turnkey value added service and revenue center described as "Wireless ISP In A Box" for existing FM radio operators or private parties doing business with FM radio operators. In either case, they become Internet Service Providers in their respective service area featuring VMSK/VPSK high speed internet access and receive a monthly fee for each customer utilizing the new service. This product will be called the Expressway 2000 FM Wireless Modem and Expressway 2000 Services.

         Radio stations are looking for new sources of revenue. VMSK provides FM radio stations with an opportunity to offer high throughput Internet access within their MSA, at a competitive price. As this would add a substantial ongoing revenue stream without meaningfully adding to the station's cost structure.

         FM radio stations which participate in our VMSK program thus may experience significant enhancement of the station's bottom line results. Depending on the station's MSA the additional ongoing revenue stream of $2 per month per Internet access account may indeed be very substantial.

         Participating FM stations will be charged a one-time up-front deposit fee to cover the cost of VMSK hardware, software and installation. As our cost of equipment and installation are passed on to the participation stations, our cash flow and working capital positions will be encumbered by or adversely effected by our anticipated rapid expansion of VMSK.

         ISP Partners Program. We have successfully launched its ISP (Internet Service Provider) Partners Program and have already signed a large number of ISP's. This program gives new strength to existing ISP's in their fight to maintain their share of the internet customer base. ISP's are faced with new technology such as DSL (Digital Subscriber Line) Cable Line Modems and new wireless technology such as our's that in time will significantly erode their customer base. Under our Partners Program we make the ISP a distributor of our hardware and software giving them the high throughputs required to maintain their customers as well as a favorable competitive price. The ISP Partner Program also benefits by earning revenue for the sales of our modems, software and services. We benefit from this program by adding a net $5 per month for every customer that the ISP converts to our hardware and software products. It also provides us an almost instant revenue stream and POP's (Point of Presents) for our distributors to sell hardware and software into areas where we have no POP or local access to internet dial-up.

         "Wireless ISP In A Box", is a combination of new and innovative technology packaged for easy delivery and installation in FM radio stations. The fee for purchasing the rights to deliver this service will be subject to a number of demographic characteristics specific to each location, such as population, business and economic conditions; local Internet and computer support and projected number of prospective customers. We plan to launch our new technology and service in ten (10) key locations (to be announced) throughout 1999. Each FM radio station is expected to have the capacity to handle a large number of subscribers. We project capturing a large market share in each area within a short period of time. To set this plan into action, we will initiate an aggressive marketing campaign in advance of said wireless service by conducting seminars in cooperation with the new service provider in that area. The objective is to create a pent-up demand for the service and to establish a strong network marketing presence for future growth.

         In addition to the introduction of VMSK/VPSK high speed Internet access, we plan to introduce our full motion Video Conferencing software, which is projected to provide 30 frames per second for our wireless service as well as existing twisted copper wires or Plain Old Telephone Service (POTS) line. What is unique to this application and how it influences not only the marketing opportunity but also eventual sales of the video conferencing software is that it automatically encourages a perpetual flow of new sales due to its requirement for video conferencing software at both ends of the transmission. One could liken this concept to that of MCI's very successful "Friends and Family" promotion, whereby customers were enticed to share the service with family, friends and others in order for each to create his own personal communication network.

TECHNICAL EXPLANATION OF VMSK/VPSK

         Very-Minimum-Shift-Keying or Variable-Phase-Shift-Key ("VMSK/VPSK") is patented under U.S. Patents 4,742,532 and 5,185,765 High Speed Data Transmission. These patents cover an encoding and decoding method that compresses ordinary BPSK modulation to transmit digital data at 10 to 25 bits/sec/Hz. Tests have been performed as high as 50 bits/sec/Hz. This method requires 1/10 as much spectral space or less when compared to ordinary AM or FM. No other method has ever achieved such high levels of compression. Called VMSK/2 modulation, this method does not lose signal power with increasing compression since the transmission method is always BPSK. Less than 1% as much power is required for VMSK/2 as would be required for QAMI024, the only known competitor. Eb/n values of 12-14dB are being realized for EER = 1 in 1 million. The equipment exists and can be demonstrated. All measurements are confirmed by recognized independent labs.

         New patents are pending on the VMSK/2 modulation method, which is particularly adaptable to satellite communication and for wireless LANs using the power line to avoid wiring for the small business or home. The performance is about double that of the previously patented VPSK method. The new patents are applicable to VPSK as well and will extend the life of relevant patents to 2016. A newly developed modulation method for using the supplementary carrier authorization over ordinary FM stations makes it possible to transmit two high speed digital information channels, one at 198 Kb/s and the other at 144 Kb/s. This technology allows the FM broadcasting station to carry the two additional or hidden programs in addition to its normal program. The 198 Kb/s data rate of the primary channel is more than 10 times that being achieved at present by other services. Time division multiplex and discrete addressing are used to "peel off" portions to be used by separate customers.

         The second hidden channel is a lower data rate channel operating at 144 Kb/s. Video for video conferencing using the MPEG2 compression method requires only a 144 Kb/s data rate. This standard is excellent for teaching, sales messages, store casting and other uses requiring video. Control information is added to insure that only the authorized addressee receives the signal. When not used for video, sound can be compressed into less than 32 Kb/s with excellent quality, or the entire channel can be used for data transmission. Sound with the quality of an AM radio can be carried in the bandwidth along with data. The space can be dynamically allocated. If there are no video users or sound users at the moment, the entire 198+144 Kb/s space can be dedicated to data, for example to Internet downloading to addressees, or it can be split to 12-20 audio voice channels. Compact Disk quality stereo audio can also be transmitted.

         Real time video requires a land line capable of carrying data at 160 Kb/s. These so called ISDN lines are now readily available at higher cost than normal telephone line service, but are not exorbitantly priced and are coming into general use for Internet connections. For the occasional high data rate down load for most Internet users, however this FM-SCA service is an excellent choice at lower cost than ISDN lines. It compares favorably with, and may even be superior to Satellite services.

         The service is available throughout the coverage area of the FM station. The extremely good signal to noise ratio for the new APSK sub-carrier modulation method ensures a very low bit error rate for all users. Error correction can be built into the receiver for critical applications.

         Nationwide coverage is available through the use of satellites or the Internet, with broadcasting at the local site. For users such as churches and video training providers, the cost compared to cable or satellite use may be greatly reduced.

HOW VMSK/VPSK WORKS
-------------------

         Two separate high-speed digital channels are available. For video programs on the separate video channel, one installs a video conferencing camera on location and an ISDN telephone line of the type now being used for Internet connections. The latest MPEG2 video compression insures the highest video quality.

          There are two types of video service:

          (1) Time Cueing. A location is polled for a desired message. If it has a sales announcement, product release or other short message, the station will accept it in sequence. If desired, the messages (Color Video and sound) can be recorded at the station for later broadcast or sequenced and repeated as often as desired. These are excellent sales media for department stores and supermarkets. One pays the normal video rate for the time used. This can be used for telemarketing to Internet download subscribers.

          (2) Dedicated. For schools, special training courses, church services to the home bound etc. A schedule is arranged that will provide exclusive use to the video channel for the scheduled time. One pays for the scheduled time and a slight premium.

APPLICATIONS AND HIGHLIGHTS OF VMSK/VPSK AND VMSK/2 TECHNOLOGY

         VMSK/VPSK and VMSK/2 technology have the ability to perform the following applications:

         Local area networking over the power line. Low cost LAN carries data at 3400 b/s/Hz over the power lines. 80 times the present rates.

         Wireless Platforms. Increased revenue can be obtained by increasing the number of customers on all wireless platforms by including: PCS, Analogue, Cell, COMA, TOMA, GSM, Microwave LAN, WAN, TELEMETRY, and FM-SCA Data.

         Data users. For bulk data transmission for many users, such as stock quotes, business record transfer, Internet down loads, etc.

         Wireline. For applications for Wireline transmissions of data, VMSK can enhance all existing wireline services, I.E.: Utilizing VMSK as alternative to ADSL and DSL, VMSK can provide three times the distance with less noise and interference that can be attained by the new digital line services offered by the telephone companies.

         The wireline applications that can be expanded with VMSK could be:

         - Local Phone Line Service
         - ISDN services
         - Dual ISDN
         - Fractional T-1
         - T-1
         - Cable Line Fiber Optic Networks

MARKET TRENDS

         The Internet. The Internet is a collection of computer networks connecting millions of public and private computers around the world. In its formative stages, the Internet was used by government agencies and academic institutions to exchange information, publish research and transfer e-mail. A number of factors, including the proliferation of communication enabled personal computers, the availability of intuitive graphical user interface software and the wide accessibility of an increasingly robust network infrastructure, have combined to allow users to easily access the Internet and, in turn, have produced rapid growth in the number of Internet users.

         The emergence of the Web, the graphical multimedia environment of the Internet, has resulted in the development of the Internet as a new mass communications medium. The case and speed of publishing, distributing and communicating text, graphics, audio and video over the Internet has led to a proliferation of Internet-based services, including chat rooms, online magazines, news feeds, interactive games and a wealth of educational and entertainment information, as well as the development of online communities. In addition, by eliminating many of the costs involved in executing routine commercial transactions, such as simple banking services and retail purchases, the Internet is rapidly providing individuals and organizations with a new medium for conducting business.

         Growth of the Internet Market. The consumer online and Internet services industry is now in an early stage of an evolution that is embracing both consumers and businesses. It is estimated that the today's number of Internet users exceeds 240 million and could double in the year 2000. This growth is created by the Internet's ability to provide, in a more appealing, cost and time effective manner, many of the functions now provided by mail, telephone and television. It is widely recognized that the evolution of the Internet industry will have enormous implications for the way individuals communicate, work learn, and entertain themselves.

         Morgan Stanley Research estimates the demand for online and Internet services to closely follow personal computer ("PC") penetration within the home and office. PC penetration recently reached a rate of nearly one-third of all United States households. This penetration rate is similar to the household TV penetration level in the early 1960s and is expected to increase to a level close to the current TV household penetration level of 98% within the next 10 to 20 years.

         Today, the world is populated by some 200 million computers. It is estimated that by the year 2002 this figure will increase to 500 million. Combining these figures with the dramatically expanding use of the Internet, it becomes clear that we are experiencing a never-before-seen phenomenon: the development of a pervasive worldwide communication network which transcends borders and which fundamentally changes the way the world communicates.

         In this environment, with our advanced communication technology and our broad and expanding network of independent distributor associates and international licensees, we are well positioned to provide what the world needs: integrated facilities to provide the hardware, software and services for reliable, high throughput wireline and wireless Internet access elusive goal of realizing cost effective, broadly affordable computer voice communication and teleconferencing. We also project that apart from a burgeoning market and demand for our products and services in what we tend to refer to as the developed countries, there will also be a huge demand by lesser developed countries. As these may lack the wiring infrastructure for modern communications, our wireless high throughput bandwidth facilities will enable them to leapfrog into modern 21st century communication facilities without having to commit to high infrastructure cost investments.

DISTRIBUTION METHODS

         Marketing in the United States and Canada: Following a careful analysis of the marketing strengths of our products and services and its initially limited available resources for traditional marketing we elected to avail ourselves of the power and dynamics of the well established $80 billion per year network marketing industry as the method of distribution in the United States and Canada. With a steadily expanding network of over 4,000 independent distributor associates currently in place, our goal is to become a dominant force in the market place with a ready made marketing and distribution channel for our products and services. Based on our experience in these markets and our knowledge of the industry, we believe that the combination of a network of independent distributors motivated by a generous, well though out compensation package and a range of competitively priced cutting edge electronic communication products and services will enable us to outperform other companies in these markets.

         Marketing outside of North America: Marketing in countries outside of North America will be accomplished through licensing agreements with strongly capitalized parties capable of up-front payments of licensing fees and financing of initial orders. Licensing agreements for several countries are already in place.

COMPETITION

         The market for consumer and business Internet services and online content are extremely competitive and highly fragmented. There are no significant barriers to entry and we expect that competition will intensify in the future. Our most direct competition in these markets are ISPs, national long distance and local exchange carriers, wireless service providers, OSPs, cable-based data services and Internet content aggregators. Many of these competitors are offering (or may soon offer) technologies that will attempt to compete with some or all of our products and services. Such technologies include ISDN and XDSL. The basis of competition in these markets include transmission speed, reliability of service, ease of access, price/performance, ease-of-use, content quality, quality of presentation, timeliness of content, customer support, operating experience and revenue sharing.

GOVERNMENT REGULATION

FEDERAL

         We provide Internet services, in part, through data transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for wire line communications. We currently are not subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. However, in the future we could become subject to regulation by the FCC or another regulatory agency as a provider of basic telecommunication services. For example, a number of long distance telephone carriers recently filed a petition with the FCC seeking a declaration that Internet telephone service is a "telecommunication service" subject to common carrier regulation. Such a declaration, if enacted, would create substantial barriers to our entry into the Internet telephone market. The FCC has requested comments on this position, but has not set a deadline for issuing a final decision. Also, a number of local telephone carriers have asked the FCC to levy access charges on "enhanced service providers," which may be deemed to include ISPs. Although the Chairman of the FCC has indicated his opposition to levying service charges against ISPs, local interconnection charges could be levied in the future. Moreover, the public service commissions of certain states are exploring the adoption of regulations that might subject ISPs to state regulation.

         The FCC regulates the licensing construction, operation and acquisition of wireless telecommunications systems in the U.S. pursuant to the 1934 Act, as amended and the roles, regulations and policies promulgated by the FCC thereunder. Included in the regulations is the use of the electromagnetic spectrum in the United States, including the frequency band currently used by our radio products. Part 15 of the FCC regulations defines frequency bands in which unlicensed operation of radio equipment that meets certain technical and operational requirements is permitted. We utilize CDPD for the majority of our wireless transmissions which is currently under FCC regulations.

         In the international markets, there are various categories of government regulations. In those countries that have accepted certain worldwide standards, such as the FCC rulings or those from the European Telecommunications Standards Institute, we are not expected to experience significant regulatory issues in bringing our products to market. Approval in these markets involves retaining local testing agencies to verify specific product compliance. However, many developing countries, including the large markets in India and China, have not fully developed or have no frequency allocation, equipment certification or telecommunications regulatory standards. In these types of markets, we will actively work both directly and with industry standard bodies, to conform regulations to worldwide standards.

STATE AND LOCAL REGULATION

         The scope of the regulatory authority covers such matters as the terms and conditions of interconnection between Local Exchange Carriers ("LECs") and wireless carriers with respect to intrastate services, customer billing information and practices, billing disputes, other consumer protection matters, facilities construction issues, transfers of control, the bundling of services and equipment and requirements relating to the availability of capacity on a wholesale basis. In these areas, particularly, the terms and conditions of interconnection between LECs and wireless providers, the FCC and state regulatory authorities share regulatory responsibilities with respect to interstate and intrastate issues, respectively.

         The FCC and a number of state regulatory authorities have initiated proceedings or indicated their intention to examine access charge obligations, mutual compensation arrangements for interconnections between local exchange carriers and wireless providers, the pricing of transport and switching facilities provided by LECs to wireless providers, the implementation of number portability to permit customers to retain their telephone numbers when they change service providers, and alterations in the structure of universal service funding among other matters.

         We may become an active participant in proceedings before the FCC and before state regulatory authorities. Proceedings with respect to the foregoing policy issues before the FCC and state regulatory authorities could have significant impacts on the competitive market structure among wireless providers and the relationships between wireless providers and other carriers. We are unable at this point to predict the scope, pace, or financial impact of policy changes which could be adopted in these proceedings. To keep it apprised of developments in this area, we will retain special FCC counsel in the event we deem it necessary.

RECENT EVENTS

         The 1996 Act mandates significant changes in existing regulation of the telecommunications industry to promote competitive development of new service offerings, to expand public availability of telecommunications services and to streamline regulation of the industry. The 1996 Act provides that implementing its legislative objectives will be the task of the FCC, the state public utilities commissions and a federal-state joint board. The FCC released a tentative implementation schedule on February 12, 1996. Much of this implementation must be completed in numerous virtually simultaneous proceedings with short, 6 to 18 month, deadlines. These proceedings are expected to address issues and proposals already before the FCC in pending rule making proceedings affecting the wireless industry as well as additional areas of telecommunications regulation not previously addressed by the FCC and the states.

         The primary purpose and effect of the new law is to open all telecommunications markets to competition including the local wireline loop. The 1996 Act makes all state and local barriers to competition unlawful, whether they are direct or indirect. It directs the FCC to hold notice and comment proceedings and to preempt all inconsistent state and local laws and regulations. Only narrow powers are left to state and local authorities. Each state retains the power to impose competitively neutral requirements that are both consistent with the 1996 Act's universal service provision and necessary for universal service, public safety and welfare, continued service quality and consumer rights. While a state may not impose requirements that effectively function as barriers to entry or create a competitive disadvantage, the scope of state authority to maintain existing or adopt new requirements under this section is not clearly spelled out. Before it preempts a state or local requirements as violating the entry barrier prohibition, the FCC must hold a notice and comment proceeding.

         The recently enacted Telecommunications Act contains certain provisions that lift, or establish procedures for lifting certain restrictions relating to the RBOCs' ability to engage directly in the Internet access business. The Telecommunications Act also makes it easier for national long distance carriers such as AT&T to offer local telephone service. In addition, the Telecommunica-tions Act allows the RBOCs to provide electronic publishing of information and databases. Competition from these companies could have an adverse effect on the Company's business.

         Due to the increasing use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as content, user privacy, pricing, libel, intellectual property protection and infringement and technology export and other controls. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect telecommunications costs or increase the likelihood or scope of competition from regional telephone companies or others, could have a material adverse effect on us. See "Risk Factors -- Competition."

PROPRIETARY INFORMATION

         We have developed custom designed software for use with Internet access, and relies on a combination of copyright, trademark, patent and trade secrets and contractual restrictions to establish and protect our licensed and patented VMSK/VPSK technology. Under the terms of the joint venture for VMSK/VPSK with AMC, we may market products and services that utilize VMSK/VPSK in exchange for 20% of royalties to be paid into the Joint Venture.

         It is our policy to execute agreements with employees and consultants upon the commencement of their relationships with us. These agreements provide that confidential information developed or made known during the course of a relationship with us is to be owned by the Company or its respective subsidiaries and kept confidential and not disclosed to third parties except in specific circumstances. There can be no assurance that the steps taken by us will be adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

EMPLOYEES

         As of April 30, 1999, we employed a total of seventeen employees, four of whom are in management, one in administration, three in marketing, three in customer service, three on the technical staff, one in information and two in consulting.

         None of our employees are represented by a labor union. We have not experienced any work stoppage and consider relations with our employees to be good.

YEAR 2000

         The Year 2000 issue involves the potential for system and processing failures of date-related data resulting from computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that contain time sensitive software may recognize a date using two digits of "00" as the Year 1900 rather than the Year 2000. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar ordinary business activities.

         We believe that our internal software and hardware systems will function properly with respect to dates in the Year 2000 and thereafter. Nonetheless, there can be no assurance in this regard until such systems are operational in the Year 2000. We are in the process of contacting all of our significant suppliers to determine the extent to which our interface systems are vulnerable to those third parties' failure to make their own systems Year 2000 compliant. In the event any of our suppliers or vendors prove not to be Year 2000 compliant, we believe that we could find Year 2000 compliant replacement vendors or suppliers without significant delay or expense. Additionally, any Year 2000 problems experienced by our advertising customers could affect the placement of advertisements on our online services. Accordingly, to the extent the systems of our suppliers and advertising customers are not fully Year 2000 compliant, there can be no assurance that potential system interruptions or the cost necessary to update software will not have a material adverse affect on our business, results of operation or financial condition.

FACILITIES

         We currently leases our office facility of approximately 8,000 square feet on a year to year basis for $3,100.00 per month to provide space for administration, technical support, and customer service.

         Our facilities are adequate for our current needs and suitable additional space, when needed, will be available to accommodate expansion of our operations on commercially reasonable terms.


                            SELLING SECURITYHOLDERS

         We have agreed to register shares of some of our current stockholders for resale at the same time we are selling our own shares in this offering and to pay all offering expenses. These shareholders are selling 320,000 shares.

         We will not receive any of the proceeds of their sales.

         Although we have fixed the price of our stock, selling stockholders are free to sell at any price they desire. Sales by selling stockholders at a price lower than ours could adversely impact our ability to sell our stock and result in our receiving less proceeds than if there were not such a concurrent offering.

         The following table sets forth the name of each selling shareholder and the number of their shares being sold in connection with this offering.

           NAME           Number of Shares
Robert Snyder                  150,000
Dennis Snyder                  150,000
Jack DeVrieze                   20,000
          TOTAL                320,000


                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding beneficial ownership of our Common Stock as of April 30, 1999, by (i) each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Act of 1934 (the "Exchange Act") who is known by us to own beneficially 5% or more of the Common Stock, (ii) each director of the Company, and (iii) all directors and executive officers as a group. Unless otherwise indicated, all persons listed below have sole voting power and investment power with respect to such shares. The total number of shares authorized is 60,000,000 shares of Common Stock, each of which is $.001 per share par value. 12,139,354 shares of Common Stock have been issued and are outstanding as follows:

                            Shares Beneficially                     Shares Beneficially
                           Owned Prior to Offering     Shares       Owned after Offering
                           -----------------------      Being       --------------------
                           Number         Percent     Offered       Number         Percent
                           ------         -------     -------       ------         -------
Robert Snyder(1)(2)        4,025,000          33.2%    150,000     3,875,000         22.6%
Dennis Snyder(1)(2)        4,000,000          33.0%    150,000     3,850,000         22.5%
Barry Gilliland(2)            93,319            .8%      -0.0-        93,319           .5%
                          ----------        ------     -------    ----------        -----
Total Shares              12,139,354        100.00%    300,000    17,139,354        100.0%

Directors and officers as a group 8,219,819 shares

(1)Related by blood or marriage
(2)Directors and Officers


                                   MANAGEMENT

         There are currently three (3) occupied seats on the Board of Directors. The following table sets forth information with respect to the directors and executive officers.

                                                                 DATE SERVICE
             NAME          AGE           OFFICE                  COMMENCED
             ----          ---           ------                  ---------
         Robert Snyder*    54       Chairman, President          December, 1997
                                    & Chief Executive Officer
         Joseph Lechiara   63       Chief Financial Officer      August, 1998
                                    & Treasurer
         Dennis Snyder*    43       Vice President               December, 1997
                                    of Customer Service
         Barry Gilliland*  46       Vice President,              December, 1997
                                    Operations

         * Indicates Board Member


         All directors will hold office until the next annual stockholder's meeting and until their successors have been elected or qualified or until their death, resignation, retirement, removal, or disqualification. Vacancies on the board will be filled by a majority vote of the remaining directors. Officers of the Company serve at the discretion of the Board of Directors.

         The Officers and Directors of the Company are set forth below.

         ROBERT SNYDER, President, CEO, and Chairman. Mr. Snyder, as company co-founder, integrated the resources and technology into the platform that supports AlphaCom's product rollout to its distributor base. Additionally, he developed the business model that defines the Com-pany's line of products and services. Mr. Snyder's business background includes over 34 years of related experience in establishing and maintaining start-up businesses involved in manufacturing, sales and marketing network marketing, and finance. In 1964, he established a company to sell and distribute office supplies and copy machines that has enjoyed over 34 years of continuous operation. During his career, he has demonstrated the ability to develop marketing plans and sales strategies having established five additional companies. With considerable experience in small business investment ventures, Mr. Snyder brings to AlphaCom the leadership and financial skills he employed successfully in other businesses. Mr. Snyder intends to devote full time to the Company acting in an executive capacity.

         JOSEPH LECHIARA, Chief Financial Officer. Mr. Lechiara was an Audit Partner in a big six accounting firm with 25 years experience. His responsibilities included working with start-up companies to very large Fortune 500 companies in audit, tax and consulting activities. His experience includes numerous U.S. Securities and Exchange Commission (SEC) filings and compliance with other Federal and State Regulatory agencies over a broad spectrum of industries including manufacturing, life insurance, food processing, distribution, theme parks and transportation. Before Mr. Lechiara joined the Company, he had designed and implemented accounting systems for various companies, as well as owning and operating five companies with 35 employees. Mr. Lechiara intends to devote full time to the Company acting in an executive capacity.

         DENNIS SNYDER, Vice President Customer Service. Mr. Snyder, company co-founder, has 18 years of experience in oversight of service and repair of high tech electronic equipment. He became the lead troubleshooter for an electronics firm where he performed as assistant service manager. Dennis Snyder has owned his own software development and computer consulting businesses within his career in the computer industry. Most recently, he has been directly involved in sales and marketing of high tech products and services. Mr. Snyder intends to devote full time to the Company acting in an executive capacity.

         BARRY GILLILAND, Vice President of Administration. Mr. Gilliland has an extensive background in office and manufacturing management. His responsibilities included supervising over 50 employees as production foreman, the implementation of several company-wide programs, production scheduling, inventory control and statistical quality control. He developed and imple-mented a purchasing program of new products while maintaining communications with vendors. He established a corporate fleet and facility management program which produced substantial savings for the corporation. Mr. Gilliland's implementation skills are a key asset to the Company and its distributor base. Mr. Gilliland intends to devote full time to the Company acting in an executive capacity.

EXECUTIVE ADVISORY BOARD

         The Company will establish an informal Executive Advisory Board, appointed by Mr. Robert Snyder. The role of the Executive Advisory Board is to be available to assist our management with general business and strategic planning advice upon request from time to time. Accordingly, the Executive Advisory Board Members intend to devote themselves part-time to the affairs of the Company, as needed.

OTHER KEY ADVISORS

         Scott Frye, Chief Technical Advisor. Mr. Frye has seven years of experience in private investment and offshore banking. Additionally, he facilitated the set-up of one of the first Internet service providers in Pennsylvania. Mr. Frye has considerable hands on experience in Internet telephony, phone2phone, fax2fax and virtual office applications with a special emphasis on internet and intranet "real life" solutions. Mr. Frye advises AlphaCom on new product and services developments as well as related industry opportunities in telecommunications and cyberspace.

EXECUTIVE COMPENSATION

         The following table sets forth the annual remuneration for the highest paid officers and directors of the Company for the annual period ending December 31, 1998.

Name                 Capacities in Which                      Aggregate
                   Remuneration was Received                  Remuneration
--------------------------------------------------------------------------------
Robert Snyder     Chairman, President and Chief               $52,000.00
                  Executive Officer
Joseph Lechiara   Chief Financial Officer (started 8/98)      $22,000.00
Dennis Snyder     Vice President Customer Service             $52,000.00
Barry Gilliland   Vice President of Administration            $38,220.00

EMPLOYMENT AGREEMENTS

         We plan to enter into employment agreements with each of Messrs. Robert Snyder, Dennis Snyder, Joseph Lechiara and Barry Gilliland which provide for an annual base compensation of $52,000, $52,000, $52,000, and $38,220, respectively, and such bonuses as the Board of Directors may from time to time determine.

STOCK OPTIONS

         We have not adopted any formal stock options plans to reward and provide incentives to its officers, directors, employees, consultants and other eligible participants, but is anticipated to do so as follows: (a) the Executive Stock Incentive Plan, (b) the 1999 Incentive Stock Option Plan, and (c) the 1999 Stock incentive Plan. The Company has reserved 250,000 shares for issuance under the plans. Awards under each plan may be in the form of incentive stock options or non-qualified stock options. The plans will be administered by the Company's Board of Directors, which is authorized to select the plan recipients, the time or times at which awards may be granted and the number of shares to be subject to each option awarded.

DIRECTORS' COMPENSATION

         Our directors receive no compensation for their services as directors. Members of the Executive Advisory Board will receive payment for their services, travel and other expenses incurred in connection with attendance at each meeting.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

         At present we have not entered into individual indemnity agreements with our Officers or Directors. However, our By-Laws and Certificate of Incorporation provide a blanket indemnification that we shall indemnify, to the fullest extent under Nevada law, our directors and officers against certain liabilities incurred with respect to their service in such capabilities. In addition, the Certificate of Incorporation provides that the personal liability of our directors and officers and our stockholders for monetary damages will be limited.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed by the final adjudication of such case.

DIRECTORS AND OFFICERS INSURANCE

         We are exploring the possibility of obtaining directors and officers("D & O") liability insurance. We have obtained several premium quotations but have not entered into any contract with any insurance company to provide said coverages as of the date of this Prospectus. There is no assurance that we will be able to obtain such insurance.

KEYMAN LIFE INSURANCE

         Keyman Life Insurance is expected to be purchased after the effective date of this offering in amounts up to $1 million, 50% payable to the Company and 50% payable to family beneficiaries. We are planning to purchase such insurance towards the cross purchase of shares from the estate of an officer or director and to provide us with the capital to replace the executive loss (executive search for successor, etc.).

                              CERTAIN TRANSACTIONS

         On December 5, 1997, the Board of Directors authorized the issuance of an aggregate of 8,025,000 shares of Common Stock as founder's stock at a price of $.001 per share, to Messrs. Robert Snyder and Dennis Snyder.

         On January 30, 1998, the Board of Directors authorized the issuance of an aggregate of 1,272,000 shares of Common Stock as founder's stock to its employees, and advisors to the Company at a price of $.001 per share, to approximately 26 individuals. Subsequently, (September 30, 1998) 33,000 shares were issued to employees at a price of $.18 per share.

         As of July 2, 1998, we issued 1,653,354 restricted shares (under Rule 144 to be held for a minimum of one year after issuance before free trading provided our stock is listed for trading) of its Common Stock to 47 minority shareholders of Alpha Beta Communications, Inc. (ABC) and we further agreed to make a $200,000 cash payment to ABC's majority shareholder, Robert Snyder, the Chairman, President and CEO of AlphaCom, Inc. The $200,000 payment is only to paid upon AlphaCom completing a successful public Offering of our Common Stock. We are not liable for any other creditor, consumer, entity or payables not listed prior to June 1, 1998.

         In July 1998, we offered 750,000 units (consisting of one share of our Common Stock and a promissory note equal to $1.00) at $1.00 under Regulation D Rule 504. We successfully closed this Offering September 29, 1998.

         In November 1998, the Board of Directors authorized the issuance of 124,000 shares of Common Stock in connection with a consulting contract for services rendered. The Board also reserved 500,000 shares of Common Stock to fund Warrants to be issued in connection with a proposed Interim Loan of $2,500,000. Warrant holders will be entitled to purchase Common Stock at $1.00 a share after holding the Warrants for one year.

         We subsequently sold a private placement offering at $1.00 per share, dated October 8, 1998, to twenty investors in the amount of $250,000.

         On April 19, 1999, the Board of Directors reserved 300,000 additional shares of Common Stock at $1.00 a share to be issued to employees in lieu of cash bonus, of which 76,000 shares has been issued as of April 30, 1999. In addition, the Board of Directors authorized the issuance of 80,000 shares to the CFO at $1.00 a share.

         We have adopted a policy that all future transactions between the Company and officers, directors and 5% shareholders will be on terms no less favorable that could be obtained from unaffiliated third parties and will be approved by a majority or independent, disinterested directors of the Company.


                           DESCRIPTION OF SECURITIES

         All material provisions of our capital stock are summarized in this prospectus. However the following description is not complete and is subject to applicable Nevada law and to the provisions of our articles of incorporation and bylaws. We have filed copies of these documents as exhibits to the registration statement related to this prospectus.

COMMON STOCK

         We are authorized to issue 60,000,000 shares of Common Stock, at a par value $.001 per share. As of the date of this Prospectus, there are 12,139,354 shares of Common Stock outstanding. After giving effect to the Offering, the issued and outstanding capital stock of the Company will consist of 17,139,354 shares of Common Stock.

         YOU HAVE THE VOTING RIGHTS FOR YOUR SHARES. You and all other holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. You have no cumulative voting rights with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election.

         YOU HAVE DIVIDEND RIGHTS FOR YOUR SHARES. You and all other holders of Common Stock are entitled to receive dividends and other distributions when, as and if declared by the Board of Directors out of funds legally available, based upon the percentage of our common stock you own. We will not pay dividends. You should not expect to receive any dividends on shares in the near future. This investment may be inappropriate for you if you need dividend income from an investment in shares.

         YOU HAVE RIGHTS IF WE ARE LIQUIDATED. Upon our liquidation, dissolution or winding up of affairs, you and all other holders of our Common Stock will be entitled to share in the distribution of all assets remaining after payment of all debts, liabilities and expenses, and after provision has been made for each class of stock, if any, having preference over our Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, when issued in exchange for the consideration paid as set forth in this Prospectus, will be, fully paid and nonassessable. Our directors, at their discretion, may borrow funds without your prior approval, which potentially further reduces the liquidation value of your shares.

         YOU HAVE NO RIGHT TO ACQUIRE SHARES OF STOCK BASED UPON THE PERCENTAGE OF OUR COMMON STOCK YOU OWN WHEN WE SELL MORE SHARES OF OUR STOCK TO OTHER PEOPLE. This is because we do not provide our stockholders with preemptive rights to subscribe for or to purchase any additional shares offered by us in the future. The absence of these rights could, upon our sale of additional shares of common stock, result in a dilution of our percentage ownership that you hold.


                        SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this Offering, we will have 17,139,354 shares of Common Stock issued and outstanding assuming all the shares offered herein are sold. The shares of Common Stock sold in this Offering will be freely transferable without restrictions or further registration under the Securities Act, except for any of our shares purchased by an "affiliate" (as that term is defined under the Act) who will be subject to the resale limitations of Rule 144 promulgated under the Act.

         There will be approximately 10,819,354 shares of Common Stock outstanding that are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act.

         The shares of Common Stock owned by insiders, officers and directors are deemed "restricted securities" as that term is defined under the Securities Act and in the future may be sold under Rule 144, which provides, in essence, that a person holding restricted securities for a period of one (1) year may sell every three (3) months, in brokerage transactions and/or market maker transactions, an amount equal to the greater of (a) one percent (1%) of our issued and outstanding Common Stock or (b) the average weekly trading volume of the Common Stock during the four (4) calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a two (2) year holding period. Additionally, shares underlying employee stock options granted, to the extent vested and exercised, may be resold beginning on the ninety-first day after the Effective Date of a Prospectus, or Offering Memorandum pursuant to Rule 701 promulgated under the Securities Act.

         As of the date hereof and upon completion of the offering, none of our shares of Common Stock (other than those which are qualified by the SEC in connection with this offering) are available for sale under Rule 144. Future sales under Rule 144 may have an adverse effect on the market price of the shares of Common stock. Our officers, directors and certain of our security holders have agreed not to sell, transfer or otherwise dispose of their shares of our Common Stock or any securities convertible into Common Stock for a period of 12 months from the date hereof.

         Under Rule 701 of the Securities Act, persons who purchase shares upon exercise of options granted prior to the date of this Prospectus are entitled to sell such shares after the 90th day following the date of this Prospectus in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144. Affiliates are subject to all Rule 144 restrictions after this 90-day period, but without a holding period.

         There has been no public market for our Common Stock. With a relatively minimal public float and without a professional underwriter, there is little or no liklihood that an active and liquid public trading market, as that term is commonly understood, will develop, or if developed that it will be sustained, and accordingly, an investment in our common stock should be considered highly illiquid. Although we believe a public market will be established in the future, there can be no assurance that a public market for the Common Stock will develop. If a public market for the Common Stock does develop at a future time, sales of shares by shareholders of substantial amounts of our Common Stock in the public market could adversely affect the prevailing market price and could impair our future ability to raise capital through the sale of our equity securities.


                             AVAILABLE INFORMATION

         We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 relating to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. For further information with respect to us, the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved.

         The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address of such site is [http://www.sec.gov].

         We intend to furnish to our shareowners annual reports containing audited consolidated financial statements certified by independent public accountants for each fiscal year and quarterly reports containing unaudited consolidated financial statements for the first three quarters of each fiscal year.

         We will provide without charge to each person who receives a Prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in the Prospectus (not including Exhibits to the information that is incorporated by reference unless the Exhibits are themselves specifically incorporated by reference). Any such request shall be directed to the Chief Financial Officer of AlphaCom, Inc., Joseph M. Lechiara, at 1035 Rosemary Boulevard, Akron, Ohio 44306, Tel.# (330) 785-5555.

         Within five days of our receipt of a subscription agreement accompanied by a check for the purchase price, we will send by first class mail a written confirmation to notify the subscriber of the extent, if any, to which such subscription has been accepted by the Company. We reserve the right to reject orders for the purchase of Shares in whole or in part. Not more than thirty days following the closing of the Offering, a subscriber's Common Stock certificate will be mailed by first class mail.


                                DIVIDEND POLICY

         We have never declared or paid cash dividends on our Common Stock and anticipate that all future earnings will be retained for development of our business. The payment of any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, future earnings, capital requirements, the financial condition of the Company and general business conditions.


                              STOCK TRANSFER AGENT

         Our transfer agent and registrar of the Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10004.


                                    EXPERTS

         Our consolidated financial statements which include the subsidiaries (development stage companies) as of and for the year ending December 31, 1998 have been audited by Spector & Saulino, L.L.C., CPAs, 4040 Embassy Parkway, Akron, Ohio 44333, independent auditors, as set forth in their report included herein and incorporated herein by reference. Such consolidated financial statements have been included in reliance upon such report given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

         There is no past, pending or, to our knowledge, threatened litigation or administrative action which has or is expected by our management to have a material effect upon our business, financial condition or operations, including any litigation or action involving our officers, directors, or other key personnel. However, Robert Snyder, our president has a Federal Tax Lien filed against him which could cause his assets to be siezed by the IRS, including AlphaCom's stock, if a payment arrangement is not agreed upon and complied with.

         The Law Offices of Miles Garnett, Esq., 66 Wayne Avenue, Atlantic Beach, N.Y.11509, Tel. #(516) 371-4598, [http://www.garnett.com], will pass upon certain legal matters relating to the Offering.

                          ALPHACOM, INC. AND SUBSIDIARY
                          (DEVELOPMENT STAGE COMPANIES)
                          INDEX TO FINANCIAL STATEMENTS

Report of Independent Certified Public Accountant
As of and for the four months ended April 30, 1999 and 1998...........................................F-2

Consolidated Balance Sheets - Unaudited
April 30, 1999 and 1998...............................................................................F-3

Consolidated Statements of Operations - Unaudited
For the four months ended April 30, 1999 and 1998.....................................................F-5

Consolidated Statements of Stockholders' Deficit - Unaudited
For the four months ended April 30, 1999 and 1998.....................................................F-6

Consolidated Statements of Cash Flows - Unaudited
For the four months ended April 30, 1999 and 1998.....................................................F-7

Notes to Consolidated Financial Statements - Unaudited
As of and for the four months ended April 30, 1999 and 1998...........................................F-9



Report of Independent Certified Public Accountant
As of and for the year ended December 31, 1998........................................................F-15

Consolidated Balance Sheet
As of December 31, 1998...............................................................................F-16

Consolidated Statement of Operations
For the year ended December 31, 1998..................................................................F-18

Consolidated Statement of Stockholders' Deficit
For the year ended December 31, 1998..................................................................F-19

Consolidated Statement of Cash Flows
For the year ended December 31, 1998..................................................................F-20

Notes to Consolidated Financial Statements
As of and for the year ended December 31, 1998........................................................F-22

                         INDEPENDENT ACCOUNTANTS' REPORT
                         -------------------------------



To the Stockholders and
   Board of Directors of AlphaCom, Inc. and Subsidiary:

The accompanying consolidated balance sheets of AlphaCom, Inc. and Subsidiary (development stage companies) as of April 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' deficit and cash flows for the four months then ended were not audited by us, and accordingly, we do not express an opinion on them.


                                   SPECTOR & SAULINO, CPAs, L.L.C.


Akron, Ohio
June 8, 1999

                          ALPHACOM, INC. AND SUBSIDIARY
                          (development stage companies)
                     CONSOLIDATED BALANCE SHEETS - UNAUDITED
                             April 30, 1999 and 1998

                                   ----------


                                    ASSETS

                                                  1999         1998
                                                  ----         ----

Current assets:
   Cash                                        $   21,873   $     --
   Accounts receivable trade                           19         --
   Accounts receivable, related parties             6,864      585,491
   Prepaid expenses and other current assets      328,974         --
   Inventories                                     43,252         --
                                               ----------   ----------

       Total current assets                       400,982      585,491
                                               ----------   ----------

Property, plant and equipment:
   Machinery and equipment                         59,437         --
   Furniture and fixtures                          38,132         --
   Vehicles                                        54,539         --
   Leasehold improvements                          34,580         --
                                               ----------   ----------

                                                  186,688         --

       Less accumulated depreciation
         and amortization                          31,617         --
                                               ----------   ----------

       Total property, plant and equipment        155,071         --
                                               ----------   ----------

Advance on investment                             205,000         --
Intangible assets, net of accumulated
   amortization of $25,081 at April 30, 1999      576,877         --
Deposits                                           13,339      115,000
                                               ----------   ----------
       Total other assets                         795,216      115,000
                                               ----------   ----------


       Total assets                            $1,351,269   $  700,491
                                               ==========   ==========


     See Independent Accountants' Report and Notes to Financial Statements.

                          ALPHACOM, INC. AND SUBSIDIARY
                          (development stage companies)
               CONSOLIDATED BALANCE SHEETS, Continued - UNAUDITED
                             April 30, 1999 and 1998

                                    -------


                      LIABILITIES AND STOCKHOLDERS' DEFICIT

                                                           1999        1998
                                                           ----        ----

Current liabilities:
   Notes payable, officer-stockholder                  $   721,306    $      --
   Notes payable, stockholders, less unamortized
     discount of $12,073 and $0 at April 30, 1999
     and 1998, respectively                                721,398        746,028
   Current portion of long-term debt                        58,879           --
   Accounts payable, trade                               1,108,940           --
   Accounts payable, related party                           5,508           --
   Accrued interest, officer-stockholder                    29,353           --
   Accrued interest, stockholders                           49,988           --
   Accrued expenses                                        119,114           --
   Other                                                   129,306           --
                                                       -----------    -----------

       Total current liabilities                         2,943,792        746,028

Long-term liabilities:
   Long-term debt, net of current portion                   22,752           --
                                                       -----------    -----------

       Total liabilities                                 2,966,544        746,028
                                                       -----------    -----------

Stockholders' deficit:
   Common stock, $.001 par value, 20,000,000
     shares authorized, 12,139,354 and 9,297,000
     shares issued and outstanding at April 30, 1999
     and 1998, respectively                                 12,139          9,297
   Additional paid-in capital                              800,317           --
   Deficit accumulated during the development
     stage                                              (2,427,731)       (54,834)
                                                       -----------    -----------


       Total stockholders' deficit                      (1,615,275)       (45,537)
                                                       -----------    -----------

       Total liabilities and stockholders' deficit     $ 1,351,269    $   700,491
                                                       ===========    ===========


     See Independent Accountants' Report and Notes to Financial Statements.

                          ALPHACOM, INC. AND SUBSIDIARY
                          (development stage companies)
                CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED for the four months ended April 30, 1999 and 1998

                                   ----------


                                                 1999        1998
                                                 ----       -----

Net sales, communication equipment             $  37,013    $    --

Cost of sales, communication equipment            33,255         --
                                               ---------    ---------

         Gross profit, equipment                   3,758         --
                                               ---------    ---------

Net sales, communication services                 13,869         --

Cost of sales, communication services              3,647         --
                                               ---------    ---------

         Gross profit, services                   10,222         --
                                               ---------    ---------

         Total gross profit                       13,980         --

Selling, general and administrative expenses     592,475       44,804
                                               ---------    ---------

         Operating loss                         (578,495)     (44,804)

Interest expense                                 (56,918)     (10,030)
                                               ---------    ---------


         Net loss                              $(635,413)   $ (54,834)
                                               =========    =========


         Net loss per common share             $    (.05)   $    (.01)
                                               =========    =========



     See Independent Accountants' Report and Notes to Financial Statements.

                          ALPHACOM, INC. AND SUBSIDIARY
                          (development stage companies)
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT - UNAUDITED
                for the four months ended April 30, 1999 and 1998

                               -----------------

                                                                                            Deficit
                                               Number        Par Value                    Accumulated
                                                 of             of         Additional     During the
                                 Date of       Common         Common         Paid-in      Development
                               Transaction     Shares          Stock         Capital         Stage           Total
                               -----------     ------          -----         -------         -----           -----
Balances at
   December 31,1997               -           8,025,000      $    8,025         -              -          $      8,025

Stock issued to key
   employees ($.001
   per share)                    1/30/98      1,272,000           1,272         -              -                 1,272

Net loss for the four
   months ended
   April 30, 1998                 -                  -            -             -           (54,834)          (54,834)
                                           ------------      ----------    ----------   ------------      ------------

Balances at April 30, 1998        -           9,297,000      $    9,297    $    -       $   (54,834)      $    (45,537)
                                           ============      ==========    ==========   ============      ============

Balances at
   December 31, 1998              -          11,983,354      $   11,983    $  685,888   $ (1,792,318)     $ (1,094,447)

Stock issuance costs             3/31/99          -               -           (41,415)         -               (41,415)

Stock issued to key
   employees ($1.00
   per share)                    4/19/99        156,000             156       155,844          -               156,000

Net loss for the four months
   ended April 30, 1999           -                  -            -              -          (635,413)         (635,413)
                                           ------------      ----------    ----------   ------------      ------------


Balances at April 30, 1999        -          12,139,354      $   12,139    $  800,317   $ (2,427,731)     $ (1,615,275)
                                            ===========      ==========    ==========   ============      =============


     See Independent Accountants' Report and Notes to Financial Statements.

                          ALPHACOM, INC. AND SUBSIDIARY
                          (development stage companies)
                CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED for the four months ended April 30, 1999 and 1998
                           Increase (Decrease) in Cash

                                    --------

                                                                1999         1998
                                                                ----         ----
Cash flows from operating activities:
   Net loss                                                   $(635,413)   $ (54,834)
                                                              ---------    ---------

   Adjustments to reconcile net loss
    to net cash provided by (used in) operating activities:
     Depreciation                                                12,545         --
     Amortization                                                34,180         --
     Non-cash equity transactions                               156,000        1,272

     (Increase) decrease in assets:
       Accounts receivable, trade                                 8,439         --
       Accounts receivable, related parties                      10,598     (585,491)
       Accounts receivable, other                                 7,540         --
       Prepaid expenses and other current assets                (60,469)        --
       Inventories                                              (22,617)        --
       Deposits                                                    --       (115,000)

     Increase in liabilities:
       Accounts payable, trade                                  447,400         --
       Accounts payable, related party                            5,508         --
       Accrued interest                                          26,702         --
       Accrued expenses and other accrued liabilities            90,471         --
                                                              ---------    ---------

         Total adjustments                                      716,297     (699,219)
                                                              ---------    ---------

       Net cash provided by (used in) operating activities       80,884     (754,053)
                                                              ---------    ---------

Cash flows from investing activities:
   Purchases of property, plant and equipment                   (20,647)        --
                                                              ---------    ---------

       Net cash used in investing activities                    (20,647)        --
                                                              ---------    ---------

Cash flows from financing activities:
   Proceeds from long-term debt                                  50,000         --
   Principal payments on long-term debt                         (31,807)        --
   Proceeds from notes payable, officer-stockholder
     and related parties                                          2,500      746,028
   Principal payments on notes payable, related parties         (19,029)        --
   Stock issuance costs                                         (41,415)        --
                                                              ---------    ---------

       Net cash provided by (used in) financing activities      (39,751)     746,028
                                                              ---------    ---------

       Net increase (decrease) in cash                           20,486       (8,025)

   Cash, beginning of period                                      1,387        8,025
                                                              ---------    ---------

   Cash, end of period                                        $  21,873    $    --
                                                              =========    =========


     See Independent Accountants' Report and Notes to Financial Statements.

                          ALPHACOM, INC. AND SUBSIDIARY
                          (development stage companies)
          CONSOLIDATED STATEMENTS OF CASH FLOWS, Continued - UNAUDITED
                for the four months ended April 30, 1999 and 1998
                           Increase (Decrease) in Cash

                                   ----------


                                                                                   1999                  1998
                                                                                   ----                  ----
Supplemental disclosures of cash flow information:
   Cash paid during the period for:
       Interest                                                             $       30,216        $       10,030
                                                                            ==============        ==============

Supplemental schedule of noncash investing and financing activities:

During the four months ended April 30, 1999, interest expense of $24,147 had been recorded as a result of amortizing a discount on notes payable, stockholders.


     See Independent Accountants' Report and Notes to Financial Statements.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED

                                   ---------


1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
     --------------------------------------------------------------------

     NATURE OF OPERATIONS

     AlphaCom, Inc. (the "Company") was incorporated on December 1, 1997 under the laws of the State of Nevada and commenced operations on January 1, 1998. The Company will distribute high-technology communication products and services to consumers who utilize the internet. Sales and distribution will be accomplished through a network marketing system in North America and through authorized distributors and licensees in countries outside of North America.

     The following is a summary of significant accounting policies of the
     Company:

     PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of AlphaCom, Inc. and its wholly-owned subsidiary (AlphaCom Canada, Ltd.). All significant intercompany profits, balances, and transactions have been eliminated in consolidation.

     These financial statements include all adjustments which in the opinion of management are necessary to prevent the financial statements from being misleading.

     FOREIGN CURRENCY TRANSLATION

     The Company's account balances that are in Canadian currency (which result from the Canadian subsidiary) have been translated in accordance with SFAS No. 52, "Foreign Currency Translation." Assets and liabilities have been translated at exchange rates as of the end of the period. Income and expense accounts have been translated at the average exchange rates during the period. Due to limited activity at the Canadian subsidiary, there were no transaction gains and losses from remeasurement of monetary assets, liabilities, income and expense.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company has a number of financial instruments, none of which are held for trading purposes. The Company estimates that the fair value of all financial instruments at April 30, 1999 and 1998, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheets. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

     INVENTORIES

     Inventories consist primarily of computer communication hardware and software and are stated at lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

     PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are carried at cost. Major additions and betterments are charged to the property accounts while replacements, maintenance and repairs which do not improve or extend the life of the respective assets are expensed currently. When property is retired or otherwise disposed of, the cost of the property is removed from the asset account, accumulated depreciation is charged with an amount equivalent to the depreciation provided, and the difference is charged or credited to income.

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued - UNAUDITED

                                  -----------


1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
     --------------------------------------------------------------------
     (Continued)

     DEPRECIATION

     Depreciation is provided using primarily the straight-line method over the estimated useful lives of the assets for financial statement purposes; accelerated methods are primarily used for tax purposes.

     INCOME TAXES

     Income taxes are provided for the tax effect of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of property and equipment, and various reserves and accruals for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

     INTANGIBLE ASSETS

     Intangible assets have been recorded as a result of the limited asset purchase from Alpha Beta Communications, Inc. (note 2) and are being amortized on a straight-line basis over 20 years.

     CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable.

     The Company grants credit to its customers. The Company performs ongoing credit evaluations of its customers and does not require collateral.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     EARNINGS PER SHARE

     Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the year. Diluted earnings per share reflect the potential dilution that could occur if the dilutive agreements resulted in the issuance of common stock that then shared in the earnings of the Company.

     At April 30, 1999, 10,000 shares of potential common stock related to detachable warrants on a secured loan agreement (Note 5) and 124,000 shares of potential common stock related to a consulting agreement (Note 10) were excluded from the computation of diluted loss per share because their inclusion would have an antidilutive effect on loss per share.

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued - UNAUDITED

                                    --------


2.   LIMITED ASSET PURCHASE:
     ----------------------

     In July of 1998, the Company entered into a Limited Asset Purchase Agreement (Agreement) with Alpha Beta Communications, Inc. ("ABC"). The Agreement provided for the purchase of substantially all of the assets and assumption of certain liabilities of ABC in exchange for $475,767 due the Company from ABC and the issuance of 1,653,354 shares of $.001 par value common stock, valued by management at $.18 per share or $297,603, issued to the minority stockholders of ABC. The tangible assets acquired included accounts receivable, inventories, property and equipment, prepaid and other assets. Management estimated the fair market value of these assets to be $208,950. In addition, AlphaCom acquired intangible assets including trade names, client list, distributor base and/or subscribers. As part of the transaction, AlphaCom also assumed liabilities of $37,507. In addition, the Company has a commitment to pay $200,000 to ABC's majority stockholder, who is also a stockholder in the Company, contingent upon the successful public offering of the Company.

     The transaction has been accounted for as a purchase and has resulted in intangible assets of $601,958 which will be amortized over 20 years using the straight-line method.

3.   NOTES PAYABLE, OFFICER-STOCKHOLDER:
     ----------------------------------

     The Company has notes payable to an officer-stockholder amounting to $721,306 at April 30, 1999. The notes bear interest at rates ranging from 5.1% to 5.6%, are unsecured and are payable in full on June 30, 1999. The weighted average of the interest rates is 5.54% and the estimated fair value of these notes equals their book value at April 30, 1999.

     Accrued interest on notes payable, officer-stockholder amounts to $29,353 at April 30, 1999. No interest has been paid on notes payable, officer-stockholder.

     There were no notes payable to the officer-stockholder at April 30, 1998.

4.   NOTES PAYABLE, STOCKHOLDERS:
     ---------------------------

     In 1998 the Company entered into a number of transactions with individual creditors and issued unsecured notes payable. The terms of the notes included interest at a stated rate of 12% per annum together with one share of the Company's $.001 par value common stock for each one dollar borrowed. For purposes of this transaction, management valued the common stock at $.18 per share at the time of the stock issuance. The notes mature at various dates in 1999.

     The aggregate discount on the notes payable was determined in December 1998 to be $135,000 and is being amortized over the life of the notes. The estimated fair value of these notes equals their book value.

     The Company also has an unsecured note payable to a stockholder amounting to $1,737 at April 30, 1999. The note bears interest at 18.0% and is payable in the near term.

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued - UNAUDITED

                                  ------------


5.   LONG-TERM DEBT:
     --------------

     Long-term debt consists of the following at April 30, 1999:

     Senior secured loan agreement bearing interest at 12%.
     The note is secured and matures March 30, 2000 at which
     time a balloon payment for the entire principal is due.                                      $       50,000

     Note payable, bank, due in monthly installments
     of $453, including interest at 8.39%.  The note
     payable is collateralized by a vehicle and matures
     July 2002.                                                                                           15,429

     Note payable, bank, due in monthly installments of $468,
     including interest at 10.17%.  The note payable is
     collateralized by a vehicle and matures July 2002.                                                   16,202
                                                                                                  --------------
                                                                                                          81,631
     Less current maturities                                                                              58,879
                                                                                                  --------------
                                                                                                  $       22,752
                                                                                                  ==============

     On March 26, 1999 the Company entered into a senior secured loan agreement with a lender. Under the terms of the agreement, the lender will use its best efforts to loan $2,500,000 to the Company from the sale of participation interests to investors. The lender required the pledge of all of the assets of the Company as security for the loan. The loan agreement also provides for detached warrants to the lender for the purchase of up to 500,000 shares of the Company's common stock, at $1.00 per share, limited to 20% of the dollar amount loaned to the Company. The warrants cannot be exercised until one year from the date of the loan and expire after five years from the date of the loan. The agreement expires July 1, 1999 unless extended by the Company and the lender.

     At April 30, 1999, under the terms of the agreement, the lender has a warrant for 10,000 shares of the common stock of the Company.

     There was no long-term debt at April 30, 1998.

6.   OPERATING LEASE COMMITMENTS:
     ---------------------------

     The Company is obligated under non-cancelable leases for the use of the operating facility, an automobile and a copier. The leases expire at various dates through 2001 and the facility lease allows for two one-year renewals beginning in April 1999. Certain of the leases require the lessee to bear the cost of insurance and maintenance.

     Approximate future minimum obligations under non-cancelable lease commitments for years ending December 31 are as follows:

                           1999                                                $  14,100
                           2000                                                    7,500
                           2001                                                      900
                                                                               ---------

                                                                               $  22,500
                                                                               =========

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued - UNAUDITED

                                    --------


7.   INCOME TAXES:
     ------------

     The following reconciles income taxes reported in the consolidated financial statements to taxes that would be obtained by applying the U.S. federal statutory rate to income before income taxes at April 30:

                                                                                  1999                  1998
                                                                                  ----                  ----

     Expected taxes (benefit) using statutory rate of 34%                    $    (216,040)         $    (18,643)
       Valuation allowance                                                         216,040                18,643
                                                                             -------------          ------------

       Benefit of income taxes                                               $         -            $        -
                                                                             =============          =============

8.   RELATED PARTY TRANSACTIONS:
     --------------------------

     Certain key officers of the Company have agreed to defer a percentage of their compensation until such time as the Company completes its anticipated public offering. Amounts deferred through April 30, 1999 and 1998 totaling $129,306 and $0, respectively have been included as other current liabilities in the accompanying consolidated financial statements.

     Additionally, as of April 30, 1999, the Company has advanced $6,864 to employees and has an advance from an entity under common ownership amounting to $5,508.

     As of April 30, 1998, the Company had accounts receivable from an affiliate amounting to $584,016 and an advance to a stockholder of $1,475.

     See Notes 3 and 4 for discussion of other related party transactions.

9.   JOINT VENTURE AND INVESTMENT AGREEMENTS:
     ---------------------------------------

     In May 1998, the Company entered into an agreement with a corporation to establish a joint venture to use, develop, market and/or resell certain proprietary data transmission technology developed by the corporation. The Company will own 51% of the joint venture, with the corporation owning the remaining 49%. Use of the joint venture's technology by end users will require certain royalties to be paid to the joint venture. As of April 30, 1999, the joint venture has not commenced operations. The Company's and the joint venture's future operations are dependent on the effectiveness of this technology and the continuation of this agreement.

     The Company also has an agreement whereby it will invest $705,000 directly into the corporation. In accordance with the agreement, as of April 30, 1999, the Company has advanced $205,000 on this investment and no shares of the corporation have been issued to the Company. The Company is to remit the remaining $500,000 commitment upon the completion of its public offering, at which time the corporation will issue shares to the Company.

10.  COMMITMENTS AND CONTINGENCIES:
     -----------------------------

     As of April 30, 1999, the Company has entered into two commitments with a software provider. The first commitment requires the Company to acquire 40,000 units of software at a total cost of $1,080,000. As of April 30, 1999, $10,000 has been deposited on this commitment and no units have been acquired. The second commitment requires the Company to acquire 15,000 units of other software at a total cost of $945,000. As of April 30, 1999, no money has been paid on this commitment and no units have been acquired.

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued - UNAUDITED

                                   ---------

10.  COMMITMENTS AND CONTINGENCIES: (Continued)
     -----------------------------

     Effective December 4, 1998, the Company entered into an agreement with an entity whereby the entity will provide consulting services to AlphaCom, Inc. and Subsidiary. As a result of this agreement, AlphaCom, Inc. is required to pay $124,000 and to issue 124,000 shares of its stock to the consulting entity for services rendered over the two year term of the contract. As of April 30, 1999, the Company has expensed $16,000 of cash payments required under the contract. The Company has agreed to issue 62,000 shares of common stock to the entity on the first and the second anniversaries of the contract.

     The Company has a commitment with another entity whereby the other entity will develop a CD to be used in a certain CD-ROM application. The outstanding commitment amounts to $18,000 at April 30, 1999.

     The Company has an agreement with an internet service provider whereby it will provide internet access to the Company's customers at a fixed monthly fee. Under the terms of the agreement, the Company is required to sell 25,000 IDT internet access accounts. As of April 30, 1999 no such accounts have been sold.

     There were no commitments or contingencies at April 30, 1998. See Notes 2 and 9 for discussion of other commitments.

11.  RESEARCH AND DEVELOPMENT COSTS:
     ------------------------------

     Research and development costs related to both future and present products are charged to operations as incurred. The Company recognized approximately $156 and $0 of research and development costs during the four months ended April 30, 1999 and 1998, respectively.

12.  DEVELOPMENT STAGE ENTITY:
     ------------------------

     The Company was formed in December 1997 to distribute high-technology communication products and services to consumers who utilize the Internet. Activities since that time have primarily been devoted to raising capital, obtaining financing, product development and administrative functions. The future viability of the Company is dependent upon its ability to successfully obtain sufficient capital and market acceptance of its products. There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from its operations, which, if not achieved, will materially adversely affect the Company's business, operating results and financial condition.

13.  IMPACT OF YEAR 2000:
     -------------------

     Some of the Company's computer programs may have been written using two digits rather than four to define the applicable year. As a result, those computer programs may have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     The Company is utilizing both internal and external resources to identify, correct or reprogram, and test the systems for year 2000 compliance.

14.  SUBSEQUENT EVENT:
     ----------------

     On May 6, 1999, the Company's stockholders held a special meeting where they approved an increase in the number of authorized common shares from 20,000,000 to 60,000,000. This transaction had no effect on the number of common shares outstanding or the par value of the common shares.

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


To the Stockholders and
   Board of Directors of AlphaCom, Inc. and Subsidiary:

We have audited the accompanying consolidated balance sheet of AlphaCom, Inc. and Subsidiary (development stage companies) as of December 31, 1998, and the related consolidated statements of operations, stockholders' deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AlphaCom, Inc. and Subsidiary as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          SPECTOR & SAULINO, CPAs, L.L.C.

Akron, Ohio
February 17, 1999, except for note 14, which is dated May 6, 1999.

                          ALPHACOM, INC. AND SUBSIDIARY
                          (development stage companies)
                           CONSOLIDATED BALANCE SHEET
                                December 31, 1998

                                    --------

                                    ASSETS

Current assets:
   Cash                                            $    1,387
   Accounts receivable trade, less allowance for
     doubtful accounts of $7,000                        8,458
   Accounts receivable, related parties                17,462
   Accounts receivable, other                           7,540
   Prepaid expenses and other current assets          268,505
   Inventories                                         20,635
                                                   ----------
       Total current assets                           323,987
                                                   ----------

Property, plant and equipment:
   Machinery and equipment                             38,790
   Furniture and fixtures                              38,132
   Vehicles                                            54,539
   Leasehold improvements                              34,580
                                                   ----------

                                                      166,041
       Less accumulated depreciation
         and amortization                              19,072
                                                   ----------
       Total property, plant and equipment            146,969
                                                   ----------
Advance on investment                                 205,000
Intangible assets, net of accumulated
   amortization of $15,048                            586,910
Deposits                                               13,339
                                                   ----------
       Total other assets                             805,249
                                                   ----------
       Total assets                                $1,276,205
                                                   ==========



                   The accompanying notes are an integral part
                         of these financial statements.

                          ALPHACOM, INC. AND SUBSIDIARY
                          (development stage companies)
                      CONSOLIDATED BALANCE SHEET, Continued
                                December 31, 1998

                                    -------


              LIABILITIES AND STOCKHOLDERS' DEFICIT


Current liabilities:
   Note payable, officer-stockholder                 $   721,306
   Notes payable, stockholders, less unamortized
      discount of $36,220                                713,780
   Current portion of long-term debt                       8,648
   Accounts payable, trade                               690,540
   Accrued interest, officer-stockholder                  16,182
   Accrued interest, stockholders                         36,457
   Accrued expenses                                       56,649
   Other                                                 101,300
                                                     -----------

       Total current liabilities                       2,344,862

Long-term liabilities:
   Long-term debt, net of current portion                 25,790
                                                     -----------

       Total liabilities                               2,370,652
                                                     -----------

Stockholders' deficit:
   Common stock, $.001 par value, 20,000,000
     shares authorized, 11,983,354 shares issued
     and outstanding.  See note 14                        11,983
   Additional paid-in capital                            685,888
   Deficit accumulated during the development
     stage                                            (1,792,318)
                                                     -----------


       Total stockholders' deficit                    (1,094,447)
                                                     -----------

       Total liabilities and stockholders' deficit   $ 1,276,205
                                                     ===========


                   The accompanying notes are an integral part
                         of these financial statements.

                          ALPHACOM, INC. AND SUBSIDIARY
                          (development stage companies)
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      for the year ended December 31, 1998

                                     ------




Net sales, communication equipment             $    91,255

Cost of sales, communication equipment               6,557
                                               -----------

         Gross profit, equipment                    84,698
                                               -----------

Net sales, communication services                   30,813

Cost of sales, communication services               14,897
                                               -----------

         Gross profit, services                     15,916
                                               -----------

         Total gross profit                        100,614

Selling, general and administrative expenses     1,697,126
                                               -----------

         Operating loss                         (1,596,512)

Interest expense                                  (195,806)
                                               -----------


         Net loss                              $(1,792,318)
                                               ===========


         Net loss per common share             $      (.17)
                                               ===========


                   The accompanying notes are an integral part
                         of these financial statements.

                          ALPHACOM, INC. AND SUBSIDIARY
                          (development stage companies)
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
                      FOR THE YEAR ENDED DECEMBER 31, 1998


                                                                                               Deficit
                                                 Number        Par Value                     Accumulated
                                                   of             of         Additional      During the
                                  Date of        Common         Common         Paid-in       Development
                                Transaction      Shares          Stock         Capital          Stage            Total
                                -----------      ------          -----         -------          -----            -----

Balances at December
   31,1997                                        8,025,000   $    8,025         -                -         $     8,025

Stock issued to key
   employees ($.001
   per share)                      1/30/98        1,272,000        1,272         -                -               1,272

Stock issued for limited
   asset purchase from
   Alpha Beta Communi-
   cations, Inc.
   ($.18 per share) See
   Note 2.                         7/02/98        1,653,354        1,653       295,950            -             297,603

Stock issued in associ-
   ation with debt ($.18
   per share). See Note 4.         Various          750,000          750       134,281            -             135,031

Stock issued to key
   employees ($.18
   per share)                      9/30/98           33,000           33         5,907            -               5,940

Stock issued via private
   placement ($1.00 per
   share)                         10/08/98          250,000          250       249,750            -             250,000

Net loss for 1998                                      -            -             -          (1,792,318)     (1,792,318)
                                                -----------    ---------     ---------      -----------     -----------

Balances at December
   31, 1998                                      11,983,354    $  11,983     $ 685,888      $(1,792,318)    $(1,094,447)
                                                ===========    =========     =========      ===========     ===========

                   The accompanying notes are an integral part
                         of these financial statements.

                          ALPHACOM, INC. AND SUBSIDIARY
                          (development stage companies)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      for the year ended December 31, 1998
                           Increase (Decrease) in Cash

                                    --------

Cash flows from operating activities:
   Net loss                                                                      $(1,792,318)
                                                                                 -----------


   Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation                                                                     19,072
     Amortization                                                                     15,017
     Non-cash equity transactions                                                    142,243

     (Increase) decrease in assets:
       Accounts receivable, trade                                                     20,042
       Accounts receivable, related parties                                         (493,229)
       Accounts receivable, other                                                     (7,540)
       Prepaid expenses and other current assets                                    (251,781)
       Inventories                                                                    (1,277)
       Deposits                                                                      (13,339)

     Increase in liabilities:
       Accounts payable, trade                                                       690,540
       Accrued interest                                                               52,639
       Accrued expenses and other accrued liabilities                                157,949
                                                                                 -----------

         Total adjustments                                                           330,336
                                                                                 -----------

       Net cash used in operating activities                                      (1,461,982)
                                                                                 -----------

Cash flows from investing activities:
   Purchases of property, plant and equipment                                        (21,673)
   Advance on investment                                                            (205,000)
                                                                                 -----------

       Net cash used in investing activities                                        (226,673)
                                                                                 -----------

Cash flows from financing activities:
   Principal payments on long-term debt                                               (3,069)
   Proceeds from notes payable, officer-stockholder
      and related parties                                                          1,435,086
   Capital contributions                                                             250,000
                                                                                 -----------

       Net cash provided by financing activities                                   1,682,017
                                                                                 -----------

       Net decrease in cash                                                           (6,638)

   Cash, beginning of year                                                             8,025
                                                                                 -----------

   Cash, end of year                                                             $     1,387
                                                                                 ===========


                   The accompanying notes are an integral part
                         of these financial statements.

                          ALPHACOM, INC. AND SUBSIDIARY
                          (development stage companies)
                 CONSOLIDATED STATEMENT OF CASH FLOWS, Continued
                      for the year ended December 31, 1998
                           Increase (Decrease) in Cash

                                   ---------

Supplemental disclosures of cash flow information:
   Cash paid during the year for:
       Interest                                                $        44,387
                                                               ===============

Supplemental schedule of noncash investing and financing activities:

   Limited asset purchase from Alpha Beta Communications, Inc. (ABC) including the receipt of $28,500 of accounts receivable, $19,358 of inventory, $16,724 of prepaid expenses, $144,368 of property, plant and equipment and $601,958 of intangible assets. Additionally, as a result of this agreement, the Company assumed $37,507 of long-term debt, offset $475,767 of receivables from ABC and issued stock with a value of $297,603. See note 2.

   Interest expense of $98,780 has been recorded as a result of amortizing a discount on notes payable, stockholders. See note 4.


                   The accompanying notes are an integral part
                         of these financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    -------


1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
     -------------------------------------------------------------------

     NATURE OF OPERATIONS

     AlphaCom, Inc. (the "Company") was incorporated on December 1, 1997 under the laws of the State of Nevada and commenced operations on January 1, 1998. The Company will distribute high-technology communication products and services to consumers who utilize the internet. Sales and distribution will be accomplished through a network marketing system in North America and through authorized distributors and licensees in countries outside of North America.

     The following is a summary of significant accounting policies of the
     Company:

     PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of AlphaCom, Inc. and its wholly owned subsidiary (AlphaCom Canada, Ltd.). All significant intercompany profits, balances, and transactions have been eliminated in consolidation.

     FOREIGN CURRENCY TRANSLATION

     The Company's account balances that are in Canadian currency (which result from the Canadian subsidiary) have been translated in accordance with SFAS No. 52, "Foreign Currency Translation." Assets and liabilities have been translated at exchange rates as of the end of the year. Income and expense accounts have been translated at the average exchange rates during the year. Due to limited activity at the Canadian subsidiary, there were no transaction gains and losses from remeasurement of monetary assets, liabilities, income and expense.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company has a number of financial instruments, none of which are held for trading purposes. The Company estimates that the fair value of all financial instruments at December 31, 1998, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

     INVENTORIES

     Inventories consist primarily of computer communication hardware and software and are stated at lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

     PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are carried at cost. Major additions and betterments are charged to the property accounts while replacements, maintenance and repairs which do not improve or extend the life of the respective assets are expensed currently. When property is retired or otherwise disposed of, the cost of the property is removed from the asset account, accumulated depreciation is charged with an amount equivalent to the depreciation provided, and the difference is charged or credited to income.

1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
     --------------------------------------------------------------------
     (CONTINUED)

     DEPRECIATION

     Depreciation is provided using primarily the straight-line method over the estimated useful lives of the assets for financial statement purposes; accelerated methods are primarily used for tax purposes.

     INCOME TAXES

     Income taxes are provided for the tax effect of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of property and equipment, and various reserves and accruals for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

     INTANGIBLE ASSETS

     Intangible assets have been recorded as a result of the limited asset purchase from Alpha Beta Communications, Inc. (note 2) and are being amortized on a straight-line basis over 20 years.

     CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable.

     The Company grants credit to its customers. The Company performs ongoing credit evaluations of its customers and does not require collateral.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     EARNINGS PER SHARE

     Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the year. Diluted earnings per share reflect the potential dilution that could occur if the dilutive agreement resulted in the issuance of common stock that then shared in the earnings of the Company.

     At December 31 1998, 124,000 shares of potential common stock related to a consulting agreement (Note 10) were excluded from the computation of diluted loss per share because their inclusion would have an antidilutive effect on loss per share.

                                    --------


2.   LIMITED ASSET PURCHASE:
     -----------------------

     In July of 1998, the Company entered into a Limited Asset Purchase Agreement (Agreement) with Alpha Beta Communications, Inc. ("ABC"). The Agreement provided for the purchase of substantially all of the assets and assumption of certain liabilities of ABC in exchange for $475,767 due the Company from ABC and the issuance of 1,653,354 shares of $.001 par value common stock, valued by management at $.18 per share or $297,603, issued to the minority stockholders of ABC. The tangible assets acquired included accounts receivable, inventories, property and equipment, prepaid and other assets. Management estimated the fair market value of these assets to be $208,950. In addition, AlphaCom acquired intangible assets including trade names, client list, distributor base and/or subscribers. As part of the transaction, AlphaCom also assumed liabilities of $37,507. In addition, the Company has a commitment to pay $200,000 to ABC's majority stockholder, who is also a stockholder in the Company, contingent upon the successful public offering of the Company.

     The transaction has been accounted for as a purchase and has resulted in intangible assets of $601,958 which will be amortized over 20 years using the straight-line method.

3.   NOTES PAYABLE, OFFICER-STOCKHOLDER:
     -----------------------------------

     The Company has notes payable to an officer-stockholder amounting to $721,306 at December 31, 1998. The notes bear interest at rates ranging from 5.1% to 5.6%, are unsecured and are payable in full on June 30, 1999. The weighted average of the interest rates is 5.54% and the estimated fair value of these notes equals their book value at December 31, 1998.

     Accrued interest on notes payable, officer-stockholder amounts to $16,182 at December 31, 1998. No interest has been paid on notes payable, officer-stockholder.

4.   NOTES PAYABLE, STOCKHOLDERS:
     ----------------------------

     In 1998 the Company entered into a number of transactions with individual creditors and issued unsecured notes payable. The terms of the notes included interest at a stated rate of 12% per annum together with one share of the Company's $.001 par value common stock for each one dollar borrowed. For purposes of this transaction, management valued the common stock at $.18 per share at the time of the transaction. The notes mature at various dates through September 1999.

     Discount on the notes payable has been recorded for financial statement purposes. The aggregate discount of $135,000 is being amortized over the life of the notes. The estimated fair value of these notes equals their book value at December 31, 1998.

                                   ---------


5.   LONG-TERM DEBT:
     ---------------

     Long-term debt consists of the following at December 31, 1998:

     Note payable, bank, due in monthly installments
     of $453, including interest at 8.39%.  The note
     payable is collateralized by a vehicle and matures
     July 2002.                                                       $   16,787

     Note payable, bank, due in monthly installments of $468,
     including interest at 10.17%.  The note payable is
     collateralized by a vehicle and matures July 2002.                   17,651
                                                                       ---------

                                                                          34,438

     Less current maturities                                               8,648
                                                                       ---------

                                                                      $   25,790
                                                                      ==========

     The book value of these notes equals their estimated fair market value at December 31, 1998. The following is a schedule of maturities for the next four years ending December 31 and in the aggregate for long-term debt owed by the Company at December 31, 1998:

                           1999                                               $    8,648
                           2000                                                    9,362
                           2001                                                   10,135
                           2002                                                    6,293
                                                                              ----------

                                                                               $  34,438
                                                                              ==========

6.   OPERATING LEASE COMMITMENTS:
     ----------------------------

     The Company is obligated under non-cancelable leases for the use of the operating facility, an automobile and a copier. The leases expire at various dates through 2001 and the facility lease allows for two one-year renewals beginning in April 1999. Certain of the leases require the lessee to bear the cost of insurance and maintenance.

     Approximate future minimum obligations under non-cancelable lease commitments for years ending December 31 are as follows:

                           1999                                                $  14,100
                           2000                                                    7,500
                           2001                                                      900
                                                                             -----------

                                                                               $  22,500
                                                                             ===========

         Rent expense was approximately $29,800 in 1998.

                                    --------



7.   INCOME TAXES:
     -------------

     The following reconciles income taxes reported in the consolidated financial statements to taxes that would be obtained by applying the U.S. federal statutory rate to income before income taxes at December 31, 1998:

     Expected taxes (benefit) using statutory rate of 34%                                        $     (609,388)
       Non-deductible expenses                                                                            2,236
       State income tax benefit, net of federal benefit                                                (102,500)
       Other                                                                                                152
       Valuation allowance                                                                              709,500
                                                                                                 --------------

       Benefit of income taxes                                                                   $          -
                                                                                                 ==============

     The deferred tax asset and liability consists of the following components:

       Deferred federal short-term tax asset                                                     $      610,000
       Deferred state short-term tax asset                                                              103,000
       Deferred tax asset valuation allowance                                                          (713,000)
                                                                                                   ------------

              Total deferred short-term tax asset                                                $          -
                                                                                                 ==============

     Deferred federal long-term tax liability                                                    $        3,000
     Deferred state long-term tax liability                                                                 500
     Deferred tax liability valuation allowance                                                          (3,500)
                                                                                                 --------------

              Total deferred long-term tax liability                                             $         -
                                                                                                 ==============

     Federal and state deferred tax assets related to net operating loss carryforwards are approximately $658,000 and $112,000, respectively. The federal net operating loss may be carried forward for twenty years while the state net operating loss may be carried forward for fifteen years. As discussed in note 12, the Company is a development stage entity. As such, the Company lacks an operating history and therefore, a valuation allowance has been recorded to offset the deferred tax assets and the benefit of income taxes. Actual results could differ from this estimate.


8.   RELATED PARTY TRANSACTIONS
     --------------------------

     Certain key officers of the Company have agreed to defer a percentage of their compensation until such time as the Company completes its anticipated public offering. Amounts deferred through December 31, 1998 totaling $101,300 have been included as other current liabilities in the accompanying consolidated financial statements.

     Additionally, as of December 31, 1998, the Company has advanced $5,710 to employees and has advanced $11,752 to an entity under common ownership.

     See Notes 2, 3, and 4 for discussion of other related party transactions.

                                    --------


9.   JOINT VENTURE AND INVESTMENT AGREEMENTS:
     ----------------------------------------

     In May 1998, the Company entered into an agreement with a corporation to establish a joint venture to use, develop, market and/or resell certain proprietary data transmission technology developed by the corporation. The Company will own 51% of the joint venture, with the corporation owning the remaining 49%. Use of the joint venture's technology by end users will require certain royalties to be paid to the joint venture. As of December 31, 1998, the joint venture has not commenced operations. The Company's and the joint venture's future operations are dependent on the effectiveness of this technology and the continuation of this agreement.

     The Company also has an agreement whereby it will invest $705,000 directly into the corporation. In accordance with the agreement, as of December 31, 1998, the Company has advanced $205,000 on this investment and no shares of the corporation have been issued to the Company. The Company is to remit the remaining $500,000 commitment upon the completion of its public offering, at which time the corporation will issue shares to the Company.

10.  COMMITMENTS AND CONTINGENCIES:
     ------------------------------

     The Company has entered into two commitments with a software provider. The first commitment requires the Company to acquire 40,000 units of software at a total cost of $1,080,000. As of December 31, 1998, $10,000 has been deposited on this commitment and no units have been acquired. The second commitment requires the Company to acquire 15,000 units of other software at a total cost of $945,000. As of December 31, 1998, no money has been paid on this commitment and no units have been acquired.

     Effective December 4, 1998, the Company entered into an agreement with an entity whereby other entity will provide consulting services to AlphaCom, Inc. and Subsidiary. As a result of this agreement, AlphaCom, Inc. is required to pay $124,000 and to issue 124,000 shares of its stock to the consulting entity for services rendered over the two year term of the contract. As of December 31, 1998, the Company has expensed $4,000 of cash payments required under the contract. The Company has agreed to issue 62,000 shares of common stock to the entity on the first and second anniversaries of the contract.

     The Company has a commitment with another entity whereby the other entity will develop a CD to be used in a certain CD-ROM application. The outstanding commitment amounts to $18,000 at December 31, 1998.

     The Company has an agreement with an internet service provider whereby it will provide internet access to the Company's customers at a fixed monthly fee. Under the terms of the agreement, the Company is required to sell 25,000 IDT internet access accounts. As of December 31, 1998 no such accounts have been sold.

     See Notes 2 and 9 for discussion of other commitments.

11.  RESEARCH AND DEVELOPMENT COSTS:
     -------------------------------

     Research and development costs related to both future and present products are charged to operations as incurred. The Company recognized approximately $844,000 of research and development costs during the year ended December 31, 1998.

                                    --------



12.  DEVELOPMENT STAGE ENTITY:
     -------------------------

     The Company was formed in December 1997 to distribute high-technology communication products and services to consumers who utilize the internet. Activities since that time have primarily been devoted to raising capital, obtaining financing, product development and administrative functions. The future viability of the Company is dependent upon its ability to successfully obtain sufficient capital and market acceptance of its products. There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from its operations, which, if not achieved, will materially adversely affect the Company's business, operating results and financial condition.

13.  IMPACT OF YEAR 2000:
     --------------------

     Some of the Company's computer programs may have been written using two digits rather than four to define the applicable year. As a result, those computer programs may have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     The Company is utilizing both internal and external resources to identify, correct or reprogram, and test the systems for year 2000 compliance.

14.  SUBSEQUENT EVENT:
     -----------------

     On May 6, 1999, the Company's stockholders held a special meeting where they approved an increase in the number of authorized common shares from 20,000,000 to 60,000,000. This transaction had no effect on the number of common shares outstanding or the par value of the common shares.

NO DEALER, SALESPERSON OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.



                        TABLE OF CONTENTS

Our Company ..................................       5
Summary ......................................       5
Risk Factors .................................       7
Management Discussion of Analysis of Condition
and Results of Operations ....................      15
Year 2000 Readiness Disclosure ...............      15
Use of Proceeds ..............................      17
Capitalization ...............................      18
Dilution .....................................      18
Business .....................................      20
Selling Securityholders ......................      28
Principal Shareholders .......................      28
Management ...................................      29
Certain Transactions .........................      32
Description of Securities ....................      33
Shares Eligible for Future Sale ..............      33
Available Information ........................      34
Dividend Policy ..............................      35
Stock Transfer Agent .........................      35
Experts ......................................      35
Legal Matters ................................      36
Index to Financial Statements ................      Fl


                                 ALPHACOM, INC.




                                   5,320,000
                              SHARES COMMON STOCK
                          (par value $.001 per share)






                                 [LOGO]ALPHACOM
                                       Tomorrow's Communications... Today!




                                 AlphaCom, Inc.
                            1035 Rosemary Boulevard
                               Akron, Ohio 44306



                                 _______, 1999

                 Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The information required by this item is incorporated by reference to "indemnification" in the prospectus herein.

         At present we have not entered into individual indemnity agreements with our Officers or Directors. However, our By-Laws and Certificate of Incorporation provide a blanket indemnification that we shall indemnify, to the fullest extent under Nevada law, our directors and officers against certain liabilities incurred with respect to their service in such capabilities. In addition, the Certificate of Incorporation provides that the personal liability of our directors and officers and our stockholders for monetary damages will be limited.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed by the final adjudication of such case.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          SEC Registration Fee               $  7,394.80
          Blue Sky Fees and Expenses         $ 10,000.00
          Legal Fees and Expenses            $ 16,000.00
          Printing and Engraving Expenses    $  5,000.00
          Accountant's Fees and Expenses     $ 30,000.00
                                             -----------
                    Total                    $ 68,394.80

         The foregoing expenses, except for the SEC fees, are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         (a) Unregistered Securities Sold

                  The following sets forth information relating to all previous sales of common stock by the Registrant which sales were not registered under the Securities Act of 1933.

                  On September 9, 1998, we issued 750,000 shares of common
                    stock, for an aggregate consideration of $750,000. No sales commissions were paid in connection with the offering. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Rule 504 of Regulation D on the basis that the transactions involved a public offering.

         Pursuant to a private placement of securities effected between October
            8, 1998 and June 8, 1999, we sold 250,000 shares of common stock to 20 investors, each of whom subscribed to purchase the shares, at a price of $1.00 per share, for aggregate consideration of $250,000. No sales commissions were paid in connection with the offering. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Rule 506 of Regulation D on the basis that the transactions did not involve a public offering.

         All investors had the opportunity to ask questions and receive answers from all of our officers, directors and employees. In addition, they had access to review all of our corporate records and material contracts and agreements.

(i) LIST OF PERSONS TO WHOM THE PUBLIC OFFERING SECURITIES WERE SOLD. Between July 27, 1998 and September 9, 1998

Acuman Investment Group            Mary Ann Jacob         Joseph T. Shuster
Troy D. Allen                      Brett Job              Glenn Silverhart
M. Michael Allison                 Shyam Joshi            Jagdish Singh
Alfred Isaac Bageya                Cynthia A. Kalman      Dorothy M. Sprosty
Shane C. Bailey                    Andrew Kazmer          Ronald R. Sprosty
BC Stone (BC Stone Partners)                              Trishia M. Sprosty
Rene Becker                        Peter D. King          James Stamp
David P. Bell                      Brian Kirin            Joel W. Stamp
Dan Berkley                        Steven J. Kosko        Willard J. Stamp
Marlene Blaszczyk                  Chris Kulpinski        Thomas J. Terry III
Henry M. Bockman                   Joseph Lechiara        Thomas E. Tomasik
Thomas P. Bonacuse                 Barbara E. Lee         Bac H. Tran
Stacy M. Brandt                    David Leslie           Alan R. Trevarthen
Brimfield (Brimfield Fabrication)                         Kinson & Victoria Tso
Kevin S. Broderick                 Jerry Leslie           Frank S. Turkovich
Brad Byler                         Paul D. Loftus         Gary A. Viar
Santkumar Chopra                   Derrick S. Long        Rich Vincenti
Mary Ann and George Cloos          Rocco Lucadamo         Garfield E. Vogen
Brian Cole                         Sharif Marzouk         Frank A. Wahl
Joan Colling                       Dianne L. McCarthy     Marjorie B. Webb
Travis L.Collins                   Kerri Meeks            Michael T. Welsh
Russell A. Cramer Jr.              Karen Mendenhall       Bradley A. Wertz
Steven R. Cross                    Juanita Miller         Brian E. Wertz
Lee Ann Daher                      Julie Murray           Jonathan R. Wertz
Philip C. Davis                    Joann Nonno            Wertz Enterprises, Inc.
Jon Jacobson & Sharon Denzel       Ormsbee (Ormsbee Enterprises)
Donald W. Ellis                    Jimmy Pappas           James T. White
Bill Fernald                       David C. Parks II      Terry A. White
Max & Lisa Fink                    Barrett F. Parris      Robert H. Wilkins III
Richard T. Fontanesi               John L. Pearl          Charles R. Williams
James Fryar                        Robbie Pendleton, Jr.  Anthony K. Wilson
Masc A. Fugarino                   Sean A.Wilson          Sheila P. Kelley
Luis J. Garcia                     Robert J. Phillips     Sean Wilson
David R. Gorby.                    Nathaniel M. Pine      Jeffrey D. Zadra
Ted Gottschallk                    Edwin J. Pivcevich     Jeffrey Dean Zadra II
Richard Grobman                    Stephen Porter         Norbert Seidel
Donald Gross                       Ken Pridore            Mark A. Shapiro
James Gryck                        Ardith L. Ries         Dennis Sega
Gloria Muriel Hall                 Charles G. Salter      Thomas M. Herman
Daniel J. Hardee                   Nick Santillo          Joseph D. Horning
Willie G. Harrison                 A. Frank Sapper        Andrew Inboden
Christine Henry                    Dr. Baldwin Sawyer     Andrew J. Herman
June M.Schaut                      Shema (Shema Development)
Bruce G. & Lynn Davis Herphy
Daniel L. & Carol D. Petke

(ii) LIST OF PERSONS TO WHOM THE PRIVATE PLACEMENT OFFERING SECURITIES WERE SOLD. Between October 8, 1998 and June 8, 1999

Richard Brandt             accredited
Bruce Clement              accredited

I. James Cummings       sophisticated
Mary Dreiman               accredited
Boris Goldstein            accredited
Gilbert Hamrick, Jr.       accredited
James Heiser               accredited
Jimmy Pappas               accredited
David Peters            sophisticated
Steve Peters            sophisticated
Daniel Peters, Sr.      sophisticated
John Piscitelli, III       accredited
John Piscitelli, Jr.       accredited
William R. Shellhase, II   accredited
Shema Development          accredited
Joel W. Stamp              accredited
Willard Stamp              accredited
David Styer             sophisticated
Bac Tran                   accredited
Edward J. Unaitis          accredited

November, 1998
The Board of Directors authorized the issuance of 124,000 shares of Common Stock in connection with a consulting contract for services rendered by ITM.

                              ITEM 27. - EXHIBITS

                               Index to Exhibits

Exhibit No.
-----------

(1)      Form of Subscription Agreement

(2)      Charter and Bylaws
                  (a) Certified copy of (Charter) Certificate of Incorporation of AlphaCom, Inc.

                  (b)      Bylaws of AlphaCom, Inc.

(3)      Form of Sales Agreement to secure Internet Service Subscribers

(4)      Material Contracts

                  (a) Limited Asset Purchase Agreement(s) dated July 1, 1998 by and between AlphaCom, Inc. and stockholders of Alpha Beta Communications, Inc.

                  (b) Lease Agreement on the premises 1035 Rosemary B'lvd., Akron, Ohio, by and between AlphaCom, Inc. and John Piscitelli, Jr.

                  (c) Preliminary Agreement, by and between AlphaCom, Inc. and ITM to esablish a joint venture.

                  (d) Joint Venture agreement with American Millennium Corporation, Inc. dated 5/14/98.


(7)      Opinion Re: Nevada Corporate Law

(8)      Consent of Miles Garnett, Esq.

         27 - Financial Data Schedule

         23.5 Consent of Spector & Saulino, L.L.C., CPAs

ITEM 28. UNDERTAKINGS

The undersigned registrant undertakes:

(1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement

         To include any prospectus required by section I O(a)(3) of the Securities Act of 1933;

         To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to our certificate of incorporation or provisions of Nevada law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the Registrant) of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, this registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the City of AKRON, State of OHIO, on July 13, 1999.

(Registrant)                   ALPHACOM, INC.

                               By /s/ Robert Snyder
                                  ------------------------------------
                                  Robert Snyder, President and
                                  Chairman of the Board of Directors


         In accordance with the Securities Act of 1933 this registration was signed by the following persons in the capacities and on the dates indicated.


(Signature)                       /s/Dennis Snyder
                                 -------------------------------------
                                          Dennis Snyder
                                          Vice President of Customer Service

(Date)                            7/13/99
                                 -------------------------------------

(Signature)                       /s/Barry Gilliland
                                 -------------------------------------
                                          Barry Gilliland
                                          Vice President Administration

(Date)                            7-13-99
                                 -------------------------------------


(Signature)                       /s/Joseph Lechiara
                                 -------------------------------------
                                          Joseph Lechiara
                                          Chief Financial Officer

(Date)                            7-13-99
                                 -------------------------------------

(Signature)                      -------------------------------------
(Type or Print Name)

(Title)                          -------------------------------------

(Date)                           -------------------------------------

Who must sign: the small business issuer, its principal executive officer or officers, its principal financial officer, its controller or principal accounting officer and at least the majority of directors or persons performing similar functions.